UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Air Lease Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

March 18, 2022

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2022 Annual Meeting of Stockholders at 7:30 a.m. Pacific Time, on Wednesday, May 4, 2022. Due to the ongoing COVID-19 pandemic, we have determined that the Annual Meeting will be held online in a virtual only meeting format via a live audio webcast at www.cesonlineservices.com/al22_vm. There will not be a physical location for the Annual Meeting. Stockholders may only participate online and must pre-register to attend.

If you plan to attend the virtual meeting, you will need to pre-register at www.cesonlineservices.com/al22_vm by 7:30 am Pacific time on Tuesday, May 3, 2022. To pre-register for the Annual Meeting, please follow the instructions provided under “Other Matters – General Information – How do I pre-register to attend the Annual Meeting?” found in the accompanying Proxy Statement. Once registered, you will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live online webcast by visiting www.cesonlineservices.com/al22_vm.

The expected items of business for the Annual Meeting are described in detail in the attached Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.

We look forward to your participation on May 4th. We encourage you to submit your vote as soon as possible, whether or not you expect to attend the Annual Meeting. Your vote is very important to us.

Sincerely,

Steven F. Udvar-Házy

Executive Chairman of the Board

Notice of 2022 Annual Meeting of Stockholders

Time and Date:	7:30 a.m., Pacific Time, on Wednesday, May 4, 2022

Location:	www.cesonlineservices.com/al22_vm

Agenda:	(1) Elect nine directors, each to serve for a one-year term;

(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022;

(3) Advisory vote to approve named executive officer compensation; and

(4) Act upon such other matters as may properly come before the meeting or any postponement or adjournment.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record as of the close of business on March 8, 2022. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive offices at 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067, for 10 days before the meeting, and during the meeting, such list will be available to registered stockholders as a link on the meeting platform.

Voting:	Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares. To vote at the Annual Meeting, you must pre-register at www.cesonlineservices.com/al22_vm by 7:30 a.m. Pacific time on Tuesday, May 3, 2022. See additional instructions in section “Other Matters – General Information – How do I vote in the Annual Meeting webcast?” found in the accompanying Proxy Statement.

Annual Report:	Copies of our 2021 Annual Report to Stockholders (the “Annual Report”), including our 2021 Annual Report on Form 10-K, are being made available to stockholders concurrently with the accompanying proxy statement. We anticipate that these materials will first be made available to stockholders on or about March 24, 2022. You may also access our 2021 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission, on the investor section of our website at http://www.airleasecorp.com. The other information on our website does not constitute part of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be Held on May 4, 2022: Our Proxy Statement and Annual Report are available online at http://www.proxyvote.com.

By Order of the Board of Directors,

Carol H. Forsyte

Executive Vice President, General Counsel, Corporate

Secretary and Chief Compliance Officer

Los Angeles, California

March 18, 2022

FORWARD-LOOKING STATEMENTS

Statements in this proxy statement, including the documents that are incorporated by reference, that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of the factors discussed in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, and elsewhere in this proxy statement and the documents that are incorporated by reference in this proxy statement, including the following factors, among others: the impact of the COVID-19 pandemic and measures taken to contain its spread on our business, results of operation and financial condition; our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations; increases in our cost of borrowing or changes in interest rates; our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing; the failure of an aircraft or engine manufacturers to meet its delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery; obsolescence of, or changes in overall demand for, our aircraft; changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, and other factors outside of our control; impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings; increased competition from other aircraft lessors; the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us; increased sanctions, tariffs and other restrictions on trade; changes in the regulatory environment, including changes in tax laws and environmental regulations; other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases in addition to COVID-19, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from our expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout the documents incorporated by reference in this proxy statement. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K before voting. We anticipate that these materials will first be made available to stockholders on or about March 24, 2022.

References throughout this Proxy Statement to “Air Lease Corporation,” “we,” “us,” and “our” refer to Air Lease Corporation and its subsidiaries, unless the context indicates otherwise.

Proposals to be Voted On

Proposal		For More Information	Board Recommendation
Proposal 1: Election of Nine Director Nominees		See pages 17 to 26	✓ FOR Each Director Nominee
Matthew J. Hart Yvette Hollingsworth Clark Cheryl Gordon Krongard Marshall O. Larsen Susan McCaw	Robert A. Milton John L. Plueger Ian M. Saines Steven F. Udvar-Házy
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm		See page 27	✓ FOR
Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation		See page 28	✓ FOR

i  |  Air Lease Corporation  |  2022 Proxy Statement

2021 Financial and Business Highlights

Air Lease Corporation had several key accomplishments in 2021. Our total assets reached a record level of $27 billion and our total revenues reached $2.1 billion, which was the highest in our company’s history. The lease utilization rate for our owned fleet of 382 aircraft was 99.8% for 2021. Our orderbook of new, fuel-efficient commercial aircraft is 99% placed for aircraft delivering through the end of 2023, and we ended 2021 with $30.9 billion in committed minimum future rental payments. During the year, we issued $3.7 billion in aggregate principal amount of senior unsecured notes with a weighted average interest rate of 1.27%, the lowest in our company’s history, and we ended the year with $7.9 billion in liquidity.

Highlights for the year ended December 31, 2021 Assets $27.0 billion Revenues $2.1 billion Aircraft 905 owned, managed & on order Order Book Placements 99% through 2023 on long-term lease Committed Minimum Future Rental Payments $30.9 billion Pre-Tax Profit Margin 25.9% Lease Utilization Rate 99.8% Debt to Equity 2.4x Liquidity $7.9 billion Composite Cost of Funds 2.79%

*	Lease utilization rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

Aircraft Activity. During the year ended December 31, 2021, we purchased and took delivery of 53 aircraft from our new order pipeline and sold three aircraft, ending the period with a total of 382 aircraft in our owned aircraft portfolio. The weighted average age of our fleet was 4.4 years, and the weighted average lease term remaining was 7.2 years as of December 31, 2021. The net book value of our fleet grew by 12.4%, to $22.9 billion as of December 31, 2021 compared to $20.4 billion as of December 31, 2020. Our managed fleet increased to 92 aircraft as of December 31, 2021 as compared to 81 as of December 31, 2020. We have a globally diversified customer base comprised of 118 airlines in 60 countries as of December 31,

2022 Proxy Statement   |  Air Lease Corporation  |  ii

2021. As of February 17, 2022, all aircraft in our fleet, except for one aircraft, were subject to lease agreements or letters of intent and our lease utilization rate for 2021 was 99.8%.

Aircraft Orders. On December 20, 2021, we increased our orderbook by entering into agreements with Airbus to purchase 116 aircraft, including 59 A321neos, 25 A220-300s, 20 A321XLRs, seven A350Fs and five A330-900s. Deliveries of the aircraft are scheduled to commence in 2023 and continue through 2028. This represented the largest individual order for new aircraft in our Company’s history. Also, in February 2022, we agreed to purchase 50 737 MAX aircraft, which consisted of 32 incremental 737 MAX aircraft and 18 737 MAX aircraft resulting from the conversion of three 787 aircraft from our existing orderbook. Deliveries of the aircraft are scheduled to commence in 2024 and continue through 2026. The additional 32 737 MAX aircraft are pursuant to a memorandum of understanding and are subject to the negotiation of a definitive purchase agreement.

New Aircraft Pipeline. As of December 31, 2021, we had commitments to purchase 431 aircraft from Boeing and Airbus for delivery through 2028 with an estimated aggregate commitment of $27.7 billion (giving effect to our conversion of three Boeing 787 aircraft to 18 737 MAX aircraft in February 2022). We have placed approximately 99% of our committed orderbook on long-term leases for aircraft delivering through the end of 2023 and have placed 58% of our entire orderbook. We ended 2021 with $30.9 billion in committed minimum future rental payments, consisting of $14.8 billion in contracted minimum rental payments on the aircraft in our existing fleet and $16.1 billion in minimum future rental payments related to aircraft which will deliver between 2022 through 2025.

Financing. In 2021, we issued $3.7 billion in aggregate principal amount of senior unsecured notes with maturities ranging from 2022 to 2028 with a weighted average interest rate of 1.27%. In addition, we ended 2021 with an aggregate borrowing capacity under our revolving credit facility of $6.8 billion and total liquidity of $7.9 billion. We had total debt outstanding of $17.2 billion, of which 94.8% was at a fixed rate and 99.2% of which was unsecured. As of December 31, 2021, our composite cost of funds was 2.79%.

Financial Highlights. Our total revenues for the year ended December 31, 2021 increased by 3.6% to $2.1 billion as compared to 2020. The increase in total revenues was primarily driven by the continued growth in our fleet, an increase in our cash collections from our lessees as well as an increase in our aircraft sales, trading and other activity, partially offset by the impact of cash basis accounting and lease restructurings. The impact of cash basis accounting and lease restructurings for the year ended December 31, 2021 resulted in a decrease in revenue of $72.7 million and $132.5 million, respectively. During the year ended December 31, 2021, our net income available to common stockholders was $408.2 million compared to $500.9 million for the year ended December 31, 2020. Our diluted earnings per share for the full year 2021 was $3.57 compared to $4.39 for the full year 2020. Despite the growth of our fleet, our net income available to common stockholders and diluted earnings per share decreased due to the impact of lease restructurings and cash basis accounting.

Return of Capital. On November 3, 2021, our Board of Directors approved an increase in our quarterly cash dividend on our Class A Common Stock by approximately 16%, from $0.16 per share to $0.185 per share. This dividend, paid on January 5, 2022, marked our 36th consecutive dividend since we declared our first dividend in 2013, and our ninth consecutive annual dividend increase over that time. In addition, our Board of Directors approved a new share repurchase program, which authorized repurchase of up to $150.0 million of the Company’s Class A common stock through September 30, 2022.

Productivity. As of December 31, 2021, we had 129 employees and $27.0 billion of total assets. Per employee, our revenue and net income available to common stockholders for the year ended December 31, 2021 was approximately $16.2 million and $3.2 million, respectively.

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 17, 2022 and is available at http://www.airleasecorp.com/investors.

iii  |  Air Lease Corporation  |  2022 Proxy Statement

Environmental Highlights

Since our inception in 2010, we have been dedicated to growing our business responsibly as we serve our airline customers. Our core strategy is to work with our airline customers to replace their older aircraft with the most modern, fuel-efficient aircraft available.

•	As of December 31, 2021, our owned fleet of 382 aircraft had a weighted average age of 4.4 years, making it 7.3 years younger than the average of the world’s fleet of commercial passenger aircraft.

•

As of December 31, 2021 our orderbook was comprised of 431 of the most environmentally friendly commercial passenger aircraft available (giving effect to our conversion of three Boeing 787 aircraft to 18 737 MAX aircraft in February 2022).

•

The new aircraft we have on order from the manufacturers are generally 20% to 30% more fuel-efficient than those they will replace, as shown in the chart below, and have a significantly smaller noise footprint.

Source: Boeing & Airbus. 2020 Aircraft comparisons: A220-300 compared to A319ceo. A320neo compared to A320ceo. A321neo compared to A321ceo. A330-900neo compared to B767-300ER. A350-900 compared to B777-200ER. A350-1000 compared to B777-300ER. 737 compared to 737NG (no winglet). 787 compared to 767-300ER. 737-8 is 20% lower and 737-9 is 21% lower. 787-9 is 31% lower and 787-10 is 35% lower. A320neo is 20% lower, A321neo is 22% lower. A350-900 and A350-1000 both 25% lower.

•	Our headquarters in Los Angeles are located in a LEED GOLD certified building.

2022 Proxy Statement   |  Air Lease Corporation  |  iv

Social Highlights

We are committed to operating with the highest standard for social responsibility. As such, we strive to cultivate an environment where all our employees can succeed. We seek out partners that uphold these ethical standards, and we aim to support the communities in which we do business and educational and charitable organizations within the aviation industry.

•

We provide a comprehensive benefits package benchmarked in the 90th percentile of coverage for similarly sized companies. Our benefits package includes various employee assistance programs that provide wellness benefits.

•

We offer competitive compensation to our employees. All of our U.S. employees and, to the extent practicable, non-U.S. employees, are eligible to participate in our long-term stock-based incentive plan.

•	We are building a diverse organization that respects different backgrounds and experiences. As of December 31, 2021, more than 30% of our employees were multicultural and over 50% were female.

•

We have codes and policies in place which outline expectations for our employees and the companies with which we do business, such as a Code of Business Conduct and Ethics, Supplier Code of Conduct and Human Rights Policy.

•

We support and pay for training and education programs that provide continual improvement for our employees, including continuing education, leasing seminars, and conferences related to the employee’s role in the Company.

•	We require all employees to participate in our training programs, including anti-harassment, compliance and cybersecurity.

•	We require all employees to participate in training focused on promoting equity in the workplace.

•	We support various charitable causes with both financial and human resources to advance aviation, education and humanitarian assistance.

•	As of December 31, 2021, we had aircraft in our owned fleet leased to customers across 30 countries considered emerging markets and developing economies.

v  |  Air Lease Corporation  |  2022 Proxy Statement

Corporate Governance Highlights

We maintain governance practices that we believe establish meaningful accountability for our company and our Board, including:

•	All Directors except Executive Chairman and Chief Executive Officer are Independent

•	All Standing Board Committees Comprised Entirely of Independent Directors

•	Independent Lead Director with Clearly Defined Role and Responsibilities

•	Commitment to Board Refreshment with Two New Directors in Last Three Years

•	Commitment to Board Diversity with Three Female Directors, One of Whom is from an Underrepresented Community

•	Requirement to Actively Include Women and Individuals From Minority Groups in the Pool of Potential Director Candidates

•	Average Independent Director Tenure of 7.8 Years

•	Majority Vote Standard for Director Elections With Mandatory Director Resignation if Not Elected

•	All Directors Elected on an Annual Basis

•	Annual Board and Committee Evaluations

•	All Audit Committee Members are Financial Experts

•	Focus on Critical Risk Oversight Role

•	Ongoing Board Succession Planning—Management and Board Dialogue to Ensure Successful Oversight of Succession Planning

•	Active Board Oversight of the Company’s Governance

•	Robust Director and Executive Officer Stock Ownership Guidelines

•	Prohibition on Short Sales, Transactions in Derivatives and Hedging of Company Stock by Directors and all Employees

•	Prohibition on Pledging of Company Stock by Directors and Executive Officers

•	Clawback Policy for Executive Compensation

•	All Independent Directors are Invited to Attend Meetings of Committees they are not Members of and Regularly Attend those Meetings

2022 Proxy Statement   |  Air Lease Corporation  |  vi

Director Nominees

Name	Age	Director Since	Independent	Committee Memberships				Other Public Boards
				Audit	Nominating and Corporate Governance		Leadership Development and Compensation
Matthew J. Hart Retired President & COO, Hilton Hotels Corporation	69	2010	✓	●		●		American Airlines Group, Inc. American Homes 4 Rent
Yvette Hollingsworth Clark Senior Director, Trust – Global Head of Compliance at Google LLC	55	2021	✓	●
Cheryl Gordon Krongard Retired Senior Partner, Apollo Management	66	2013	✓		●		●	Xerox Holdings Corporation
Marshall O. Larsen Retired Chairman, President & CEO, Goodrich Corporation	73	2014	✓		●		●	Becton, Dickinson and Company Raytheon Technologies
Susan McCaw President of SRM Capital Investments	59	2019	✓				●	Lionsgate Entertainment Corp.
Robert A. Milton Retired Chairman & CEO, ACE Aviation Holdings and Air Canada	61	2010	✓	●	●		●	Cathay Pacific Airways Limited Breeze Aviation Group, Inc.
John L. Plueger CEO & President, Air Lease Corporation	67	2010						Spirit AeroSystems Holdings
Ian M. Saines Former Chief Executive, Funds Management Challenger Limited	59	2010	✓	●
Steven F. Udvar-Házy Executive Chairman, Air Lease Corporation	76	2010						SkyWest Inc.

● Member     ● Chair

vii  |  Air Lease Corporation  |  2022 Proxy Statement

Board Composition

Board Snapshot

2022 Proxy Statement   |  Air Lease Corporation  |  viii

Director Nominee Skills and Experience

Our nine Director Nominees are highly experienced and possess the necessary skills and balance of perspectives to oversee our unique business. Set forth below is a summary of the Board’s collective qualifications, experiences, and backgrounds. More detailed information is provided in each director nominee’s biographical information beginning on page 17.

Executive Compensation Highlights

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability.

At the end of 2021, we had total revenues of $2.1 billion and we had 129 employees, resulting in 2021 revenue per employee of approximately $16.2 million and total compensation expense representing 4.4% of revenues. We believe that the ratio of employees to total revenue and total compensation as a percentage of revenues compares favorably to other companies in capital-intensive businesses.

Pay-for-Performance Philosophy

Our executive compensation program is also designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. In 2021, our annual bonus plan continued to be 100% performance-based, but we made some adjustments to the structure of our program to reflect the challenges the Company faced in forecasting its performance in light of the ongoing COVID-19 pandemic, including adding a performance measure tied to our lease utilization rate at the end of 2021 with a weighting of 20%. For 2021, we also increased the percentage of time-based RSUs and decreased the percentage of performance-based Book Value RSUs in our long-term incentive plan, each by 10%. As a result, 65% of each Named Executive Officer’s 2021 regular annual equity awards were subject to performance-based vesting requirements.

ix  |  Air Lease Corporation  |  2022 Proxy Statement

We also believe that our directors’ and employees’ ownership of our stock is critical to alignment with our stockholders. Our employees and independent directors collectively own approximately 7% of the Company’s outstanding Class A Common Stock as of March 8, 2022.

Compensation Governance

Our leadership development and compensation committee regularly reviews our compensation governance practices to ensure we are incentivizing hard work and high performance while also managing risk. Highlights of our executive compensation program include:

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus
✓	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 1%
✓	Tally Sheets
✓	Robust Stock Ownership Guidelines for Directors and Executive Officers
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Annual Compensation Analysis Against Custom Benchmark Group
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Hedging and Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Unvested Equity Awards
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)
x	Equity awards with less than 1-year vesting
x	Stock Option Awards to NEOs

Extensive Stockholder Engagement and Demonstrated Responsiveness

To better understand our investors’ perspectives regarding our executive compensation program as well as a variety of corporate governance and environmental, social and governance (“ESG”) topics, we engage with our investors throughout the year via individual or group meetings at industry and bank conferences, as well as through our investor relations team. This engagement helps us better understand shareholder priorities and perspectives, gives us an opportunity to elaborate upon our initiatives with relevant experts, and fosters constructive dialogue. We take feedback and insights from our engagement with investors into consideration as we review and evolve our practices and disclosures, and further share them with our Board of Directors as appropriate. After issuing our proxy statement in March 2021, we engaged with holders of approximately 50% of outstanding shares of our Class A Common Stock (none of whom were our employees or directors). We continued our outreach during 2021 and early 2022. The leadership development and compensation committee and our Board of Directors considered our stockholders’ views when making decisions about changes to our 2022 compensation program and ESG initiatives.

2022 Proxy Statement   |  Air Lease Corporation  |  x

Over the last several years we enhanced our executive compensation program in response to evolving compensation practices and feedback from our stockholder engagement efforts, specifically by making the following responsive changes:

Demonstrated Responsiveness to Stockholder Feedback
Changes that Support Stronger Executive Pay with Company Performance Alignment
✓

Changed our Executive Chairman’s Annual Bonus.    Since 2018, we have structured our Executive Chairman’s annual bonus so that in lieu of cash he is granted a stock bonus award in the form of RSUs on the date the dollar amount of his annual bonus is determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs is equal to the dollar amount of his cash bonus in the applicable fiscal year divided by the closing price of our Class A Common Stock on the date of grant. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and requiring an extended vesting period further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

As a result of this change in bonus structure, the only cash compensation paid to our Executive Chairman in the last four years was his base salary.

✓

Returned to our Pre-COVID Long-Term Incentive Award Structure.    We structured our 2022 long-term incentive awards to return to our historical long-term equity incentive award structure that was in place prior to 2021. As a result, the relative split between performance and time-based awards for 2022 consists of 50% Book Value RSUs, 25% TSR RSUs and 25% time-based RSUs. Time-based RSUs vest ratably each year over three years, while Book Value RSUs and TSR RSUs cliff vest at the end of three years.

All performance-based long-term incentive awards have three-year performance periods where performance is measured at the end of year three.

✓

Added First ESG Metrics to our Strategic Performance Metrics for our Annual Bonus Opportunity.    For our 2022 annual bonus program, our leadership development and compensation committee added new strategic metrics, including our first ESG metrics, to our strategic performance objectives.

We believe including our first ESG performance metrics in our annual bonus plan structure will help drive accountability for progress on our human capital and sustainability goals.

xi  |  Air Lease Corporation  |  2022 Proxy Statement

Changes that Support Additional Information Requests about ESG Topics
✓

Published our Second Annual Corporate Social Responsibility Report.    In 2021, we published our second annual Corporate Social Responsibility Report to better inform the Company’s stakeholders about our actions and strategies involving various ESG topics. The CSR Report expanded on topics we addressed in our inaugural report, including our efforts to assist our airline customers as they work to achieve their sustainability goals, such as reducing their carbon footprint, and our efforts and accomplishments in creating and supporting a diverse and inclusive workplace, and diversifying our Board of Directors. It also provides a large amount of new information about our priorities regarding many environmental, social and governance topics.

By annually publishing a CSR Report, we are better able to provide our stakeholders with information about our commitment to environmental, social and governance matters and more effectively engage on these topics in our outreach and interactions with stakeholders as we continue to evolve the program.

✓

Enhanced Focus on Climate-Related Risks and Opportunities.    Our core strategy is helping our airline customers modernize their fleets through our fleet planning services and our portfolio of aircraft that are generally 20-30% more fuel-efficient and have a significantly smaller noise footprint than the aircraft they will replace. Our dedicated ESG committee regularly discusses how we can best address and move forward our priorities related to environmental sustainability, and we have included this topic as a reporting item at each of our regularly scheduled Board of Directors meetings.

By engaging more frequently with our Board of Directors about climate-related risks and opportunities, we benefit from their experiences and views on these critical issues.

2022 Proxy Statement   |  Air Lease Corporation  |  xii

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

Proxy Statement for the 2022 Annual Meeting of Stockholders

Our Board of Directors

Members and Meetings of the Board of Directors

The Board of Directors (the “Board of Directors’) of Air Lease Corporation (“we,” “our,” “us,” or the “Company”) is currently composed of nine members: Matthew J. Hart, Yvette Hollingsworth Clark, Cheryl Gordon Krongard, Marshall O. Larsen, Susan McCaw, Robert A. Milton, John L. Plueger, Ian M. Saines, and Steven F. Udvar-Házy. Our directors serve for one-year terms until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified or until his or her resignation or removal. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors.

Our Board of Directors held six meetings in 2021. Each of the director nominees standing for election at the Annual Meeting attended 100% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served in 2021 during the period of the director’s service during the year. We expect, but do not require, our directors to attend the annual meeting of stockholders each year. All director nominees attended the 2021 annual meeting with the exception of Ms. Hollingsworth Clark, who was appointed to the Board of Directors after the 2021 annual meeting.

Director Independence

Under the corporate governance rules of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The Board of Directors has determined that seven of our nine current directors, Mr. Hart, Ms. Hollingsworth Clark, Ms. Krongard, Mr. Larsen, Ms. McCaw, Mr. Milton and Mr. Saines were independent in accordance with NYSE rules during the periods in 2021 and 2022 that such directors served on the Board of Directors. Messrs. Udvar-Házy and Plueger are not independent because they are employees of the Company.

2022 Proxy Statement   |  Air Lease Corporation  |  1

Board of Directors’ Leadership

The Board of Directors currently has no firm policy as to whether the roles of Chairman of the Board of Directors and Chief Executive Officer should be combined or separate. Instead, our Board of Directors believes that our leadership structure should be considered in the context of our Company’s circumstances at any given time, including company culture, strategic objectives and any challenges we may be facing. Therefore, our Board of Directors evaluates its leadership structure annually to ensure that the most optimal structure is in place for our Company’s needs, which may evolve over time.

Our Corporate Governance Guidelines provide that in the event that the Chairman of the Board of Directors is not an independent director, the nominating and corporate governance committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. The Board of Directors believes having an independent Lead Director provides an appropriate balance between strong Company leadership and appropriate oversight by independent directors.

As part of our Board of Directors’ long-term succession plans for the Company, effective July 1, 2016, the Board established the separate executive position of Executive Chairman of the Board of Directors. Mr. Udvar-Házy, our founder and former Chief Executive Officer, now serves as the Executive Chairman of the Board of Directors, and in addition to his executive officer role, chairs the meetings of the Board of Directors and works closely with Robert A. Milton, our independent Lead Director. John L. Plueger, our Chief Executive Officer, also works closely with Mr. Milton in his role.

The role of the independent Lead Director helps ensure oversight by an active and involved independent Board of Directors, while Mr. Udvar-Házy’s continued engagement as Executive Chairman of the Board enables the Company and the Board of Directors to benefit from his deep knowledge, industry relationships, and operational experience.

Mr. Milton has been elected annually by the independent directors of the Board of Directors to serve as independent Lead Director since our initial public offering in 2011. In this role, Mr. Milton has the following responsibilities as set forth in our Corporate Governance Guidelines and as requested by the Board of Directors:

•	chair meetings of the non-management or independent directors;

•	call meetings of the non-management or independent directors, if deemed appropriate;

•	provide input on the selection of any new director;

•	lead the annual Board of Directors and committee self-evaluations;

•	meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	facilitate communications between other members of the Board and the Executive Chairman and/or Chief Executive Officer;

•	work with the Executive Chairman in the preparation of the agenda for each meeting;

•	work with the Executive Chairman in determining the need for special meetings;

•	otherwise consult with the Executive Chairman and/or the Chief Executive Officer on matters of governance and Board performance;

•	report the results of the annual performance evaluation of the Executive Chairman and the Chief Executive Officer, to each individual; and

•	be available, as appropriate, for consultations and direct communication with stockholders.

2  |  Air Lease Corporation  |  2022 Proxy Statement

Mr. Milton also serves on each committee of the Board. The Board of Directors believes that Mr. Milton’s extensive aviation industry experience, chief executive officer experience, as well as other board experience make him well suited to serve as its independent Lead Director.

The Board of Directors believes that the leadership structure with a strong independent Lead Director on the one hand, and knowledgeable and experienced Executive Chairman of the Board of Directors on the other, provides balance and is in the best interest of the Company.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines describe (i) the Lead Director’s and the Board of Directors’ responsibilities, (ii) the qualification criteria for serving as a director, including diversity considerations and over-boarding limits, (iii) the requirement that a director must offer to resign if the Board has determined that an actual conflict of interest arises with respect to the director which is not waived by the Board or such director fails to receive a majority vote at an annual meeting, (iv) the requirement that directors are subject to the Company’s Code of Business Conduct described below in the section captioned “The Board of Directors’ Role in Governance Oversight” and (v) the standards for the conduct of meetings and establishing and maintaining committees. In addition the Guidelines (i) confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities, (ii) establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines, (iii) charge the leadership development and compensation committee with oversight of management evaluation and succession, and (iv) detail the Company’s policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company and clarify our practices regarding communications to our Board of Directors by stockholders and other interested parties.

Our Board of Directors periodically reviews the Guidelines and makes amendments from time to time. For example, in 2021, our Board of Directors amended the Guidelines to, among other items, adopt a (i) “Rooney Rule” requirement to actively include women and minority candidates in the pool of qualified director candidates from which directors are to be selected and (ii) mandatory resignation policy for directors who fail to receive a majority vote at an annual meeting of stockholders. Any such resignation is subject to review and acceptance by the full Board of Directors.

Our Guidelines are available on our website at  www.airleasecorp.com.

Executive Sessions of Non-Employee Directors

As part of the Board of Directors’ regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as lead independent director, schedules and chairs the executive sessions.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a leadership development and compensation committee and a nominating and corporate governance committee. Our Board of Directors has determined that each of these committees is composed solely of independent directors under the applicable NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

2022 Proxy Statement   |  Air Lease Corporation  |  3

All of the independent members of the Board of Directors are invited to attend all committee meetings and it is the practice of the independent directors to attend the meetings of committees upon which they do not serve. The independent directors believe that their attendance at these meetings enhances their understanding of the business and permits them to more substantively contribute at the meetings of the full Board of Directors.

Audit Committee
Members Mr. Hart (Chair) Ms. Hollingsworth Clark Mr. Milton Mr. Saines All Independent/Financially Literate/Financial Experts(1)	2021 Meetings • Held four meetings • 100% attendance

Responsibilities. The responsibilities of the audit committee include, but are not limited to, overseeing:

•  the integrity of the financial statements of the Company;

•  the independent registered public accounting firm’s qualifications and independence;

•  the performance of our internal audit function and independent registered public accounting firm;

•  our compliance with legal and regulatory requirements;

•  our accounting and system of internal controls;

•  our cybersecurity program; and

•  our overall policies and practices with respect to risk assessment and risk management.

(1)

Our Board of Directors has determined that each member of our audit committee is “financially literate” under applicable rules of the NYSE and is an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission (“SEC”). In addition, each member of our audit committee also meets the enhanced independence requirements pursuant to Rule 10A-3(b)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NYSE rules for purposes of serving on an audit committee

4  |  Air Lease Corporation  |  2022 Proxy Statement

Nominating and Corporate Governance Committee
Members Mr. Milton (Chair) Mr. Hart Ms. Krongard Mr. Larsen All Independent	2021 Meetings • Held four meetings • 100% attendance

Responsibilities. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles, practices and risks and will, among other things:

•  identify individuals qualified to become a member of our Board and recommend to the Board of Directors candidates to be appointed to fill vacancies and newly created directorships consistent with criteria approved by the Board and as further described under the section captioned “Consideration of Director Candidates”;

•  periodically review and recommend changes, as appropriate, to our corporate governance documents;

•  review stockholder proposals submitted in accordance with our bylaws;

•  annually oversee the evaluation of the Board of Directors and its committees; and

•  review and approve all related person transactions in accordance with our Related Persons Transaction Policy.

2022 Proxy Statement   |  Air Lease Corporation  |  5

Leadership Development and Compensation Committee
Members Ms. Krongard (Chair) Ms. McCaw Mr. Larsen Mr. Milton All Independent(1)	2021 Meetings • Held five meetings • 100% attendance

Responsibilities. The responsibilities of the leadership development and compensation committee include, but are not limited to:

•  overseeing our overall compensation structure, policies and programs;

•  reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and Executive Chairman, reviewing the performance of each such individual in light of those goals and objectives and recommending to the independent directors of the Board the compensation level for each such individual based on this evaluation;

•  reviewing and approving corporate goals and objectives relevant to the compensation of our other named executive officers, reviewing the performance of each such individual in light of those goals and objectives and determining the compensation level for each such individual based on this evaluation and the recommendation of our Chief Executive Officer and/or Executive Chairman;

•  administering, and make recommendations to the Board of Directors with respect to our incentive-compensation and equity-based compensation plans that are subject to Board approval;

•  reviewing and evaluating the Company’s programs and practices related to leadership development and human capital management, including periodically reviewing diversity and inclusion programs and practices and succession plans relating to positions held by executive officers and making recommendations to the Board regarding the selection of individuals to fill these positions;

•  at least annually reviewing the compensation (both cash and equity-based compensation) of non-employee directors for service on the Board and its committees and recommending any changes to the Board for approval;

•  broadly overseeing matters relating to the attraction, motivation, development and retention of employees; and

•  reviewing the risk exposure related to the areas of its responsibility.

(1)

Our Board of Directors has determined that each member of the leadership development and compensation committee satisfies the additional independence requirements specific to compensation committee membership under NYSE rules and qualifies as a “non-employee director” under SEC rules for purposes of serving on a compensation committee. In making this determination, the Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the leadership development and compensation committee.

In fulfilling its responsibilities, the leadership development and compensation committee may delegate to management or to a subcommittee of the leadership development and compensation committee. The leadership development and compensation committee has delegated to the Company’s Executive Chairman and the Chief Executive Officer, each of whom is a member of the Board of Directors, the authority to make RSU grants in 2021 and 2022 to employees (other than executive vice presidents) on the same terms as grants made by the leadership development and compensation committee to

6  |  Air Lease Corporation  |  2022 Proxy Statement

executive officers, subject to a cap on both the aggregate number of RSUs approved for issuance by the leadership development and compensation committee and the dollar amount of any individual award.

The leadership development and compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to include the compensation discussion and analysis and provides an accompanying report to be included in our annual proxy statement. The committee also considers the results of the most recent stockholder advisory vote on executive compensation and to the extent the committee determines it appropriate to do so, takes such results into consideration in connection with its review and approval of executive officer compensation.

In accordance with the leadership development and compensation committee’s charter, the leadership development and compensation committee may retain independent compensation advisors and other management consultants. In 2021, the leadership development and compensation committee retained Exequity LLP (“Exequity”), a nationally recognized independent compensation consultant, to provide advice with respect to compensation decisions for the non-employee directors of our Board of Directors and our executive officers.

Compensation Committee Interlocks and Insider Participation

Each of Ms. Krongard, Ms. McCaw, Mr. Larsen and Mr. Milton served on the leadership development and compensation committee for all of 2021. None of the members of our leadership development and compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the leadership development and compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or leadership development and compensation committee.

The Board and Committee Annual Self-Evaluation

To ensure that the Board of Directors and each Board committee functions effectively, the nominating and corporate governance committee annually conducts a self-evaluation to identify and assess areas for improvement. The written assessment focuses on the Board composition and its role, the operation of the Board, the Board’s processes relating to the Company’s strategy, financial position and corporate governance and the function and effectiveness of the Board committees. The independent Lead Director leads the evaluation process which includes collecting the assessment feedback and conducting a one-on-one conversation with each director.

In connection with the one-on-one conversation with each director, the Lead Director asked the directors to discuss with him several additional questions on critical topics impacting the Company in 2021, including the challenges facing the Company because of the ongoing COVID-19 pandemic, climate change and environmental sustainability priorities and commitments, as well as diversity, equity and inclusion at the Board and employee levels.

The Lead Director discusses the results of the evaluations and feedback received with the non-employee directors in executive session at its February meeting each year, then shares the results with the employee directors and, as necessary, the Board implements resulting recommendations.

2022 Proxy Statement   |  Air Lease Corporation  |  7

Consideration of Director Candidates

Qualifications of Director Candidates

Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time. Our Board of Directors has established criteria for identifying and evaluating individuals qualified to become members of the Board of Directors, which it uses as a guideline in considering director nominations. The criteria, which are included in our Guidelines, include but are not limited to:

•	The nominee’s reputation for integrity, honesty and adherence to high ethical standards.

•

The nominee’s judgment and independence of thought, financial literacy, leadership experience and a fit of abilities and personality that helps build an effective, collegial, and responsive Board of Directors.

•

The nominee’s demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and willingness and ability to contribute positively to the decision-making process of the Company.

•	The nominee’s commitment to understand the Company and its industry, including its competitors.

•	The absence of conflicting time commitments and the nominee’s commitment to regularly attend and participate in meetings of the Board and its committees.

•

The nominee’s background, knowledge, education, experience, skills, age, and gender, ethnic and geographic diversity. The nominating and corporate governance committee will actively include, and will instruct any search firms utilized to include, women and racial and/or ethnic minority candidates in the pool of potential director candidates from which new directors are selected.

•

The nominee’s interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, creditors and the general public, and to faithfully represent the interests of all stockholders.

•	The impact of the nominee’s appointment on overall Board of Directors balance, breath of experience, collective knowledge, perspective and ability.

The criteria established by the Board of Directors are not exhaustive and the nominating and corporate governance committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a director. The nominating and corporate governance committee reviews and assesses the nomination criteria annually.

The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates. However, the Board of Directors is committed to identifying candidates with gender, racial and/or ethnic diversity, and is committed to meeting the requirements under California law that the Company have three directors from an underrepresented community directors to continue to diversify our Board of Directors. We currently have one director from an underrepresented community.

Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

8  |  Air Lease Corporation  |  2022 Proxy Statement

Stockholder-Recommended Director Candidates

Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate’s name and qualifications to us in care of the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement.

Stockholders of record seeking to nominate candidates for election as directors at our annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance committee as described above) or to bring other business before our annual meeting of stockholders, may do so by providing timely notice of their intent in writing by the deadlines specified in our Fourth Amended and Restated Bylaws (the “Bylaws”). For more information, see the section below titled Stockholder Proposals and Director Nominations for our 2023 Annual Meeting of Stockholders.

Communications with the Board of Directors

Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our independent Lead Director or our independent directors as a group, or any Board committee or any chairperson of any Board committee, by either name or title, may send written communications care of the Corporate Secretary of the Company (the “Secretary”) at the address for our principal executive office listed on the cover page of this Proxy Statement. All such communications will be opened by the Secretary or his or her designee for the sole purpose of determining whether the contents represent a message to the Company’s directors. The Secretary will forward copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. The Secretary will not forward junk mail, job inquiries, business solicitations, offensive or otherwise inappropriate materials.

2022 Proxy Statement   |  Air Lease Corporation  |  9

Board of Directors’ Role in the Oversight of the Company’s Governance Practices

The Board of Directors’ Role in Risk Oversight

The Board of Directors has delegated to the audit committee primary responsibility for risk oversight. In accordance with its charter, the audit committee is responsible for monitoring the Company’s policies and practices with respect to risk assessment and risk management. This includes oversight of the Company’s cybersecurity program. Throughout the year at each quarterly meeting, the audit committee receives updates on the cybersecurity program, including in connection with program enhancements, audits of the program, and employee cybersecurity training. The audit committee periodically meets with our senior executives to discuss, among other things, material risks to our business. The audit committee also periodically meets with representatives of our independent registered public accounting firm. The Chair of the audit committee reports to the full Board of Directors regarding material risks as deemed appropriate.

The leadership development and compensation committee provides oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the committee’s review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The leadership development and compensation committee periodically discusses any compensation risk-related concerns with senior management and with its independent compensation consultant. The Chair of the committee will report to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

The leadership development and compensation committee also provides oversight with respect to risks related to the Company’s leadership development and human capital management. This is accomplished through regular involvement by the committee in matters relating to the attraction, motivation, development and retention of employees.

The Board of Directors provides oversight of the risks related to environmental, social and governance (“ESG”) practices that are not addressed by the audit and leadership development and compensation committees, including environmental risks.

The Board of Directors believes that its governance structure supports the Board’s role in risk oversight. Independent directors chair each of the Board committees responsible for risk oversight. The Company has an independent Lead Director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

The Board of Directors’ Role in Governance Oversight

The Board of Directors’ role in governance oversight is embedded in a broad range of its activities. Throughout this Proxy Statement, we highlight our governance practices, including the evolution of many of these practices. The Board of Directors regularly reviews developing governance practices and actively considers enhancements to our governance practices. Each year the Board of Directors has a separate meeting to discuss the business and competitive environment and evaluate the Company’s strategic goals and direction. Thereafter, the Board of Directors has ongoing discussions of these topics at its meetings.

The Board of Directors also exercises increased oversight as appropriate. For example, over the last several years, the Board of Directors has increased its oversight of ESG matters, leadership and human capital matters, and cybersecurity.

10  |  Air Lease Corporation  |  2022 Proxy Statement

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, employees and officers. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest. Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of our property. We encourage all employees to report concerns or wrongdoing. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

The Board of Directors’ Role in Leadership Development and Succession Planning

The Company’s leadership is comprised of a small number of talented individuals, with extensive industry experience, capable of managing a capital-intensive business responsibly to drive our profitability and growth. At the end of 2021, we had total assets of $27.0 billion and we had 129 employees. Our Board of Directors recognizes that the Company’s human capital management is critical to our success and is actively engaged on overseeing it.

The Board of Directors and the leadership development and compensation committee regularly engage with senior management, including human resources, on a broad range of human capital management matters. Engagement is focused on our culture, succession planning, compensation (including pay equity), benefits, talent development, talent recruiting and retention, and diversity and inclusion.

The leadership development and compensation committee is actively involved in reviewing and evaluating the Company’s programs and practices related to leadership development and human capital management, including reviewing succession plans relating to positions held by executive officers and making recommendations to the Board regarding the selection of individuals to fill these positions. In the most recent review of our succession planning in December 2021, all the independent directors participated.

Annually, our Chief Executive Officer and Executive Chairman report to the leadership development and compensation committee on succession planning for other senior executive positions. Our Board of Directors also maintains an emergency Chief Executive Officer succession plan which will become effective in the event our Chief Executive Officer becomes unable to perform his duties in order to minimize potential disruption to our business and operations.

The Board of Directors’ Role in Environmental Oversight

Since our inception, our strategy has been to invest in the most modern, fuel-efficient, new technology commercial aircraft. We believe focusing on these priorities aligns us with our airline customers’ need to replace ageing aircraft in their fleets with aircraft that offer reduced fuel consumption, emissions and noise. John Plueger, our CEO, leads our environmental sustainability efforts and reports regularly to the Board of Directors on these matters. Working collaboratively with key functions within the Company and our ESG Committee, our CEO and other senior-level executives assess and manage our climate-related risks. They regularly engage with our customers on environmental sustainability topics and concerns as well as with our suppliers, including Airbus and Boeing and the major aircraft engine manufacturers, to

2022 Proxy Statement   |  Air Lease Corporation  |  11

develop the next generation aircraft that reduce fuel consumption, emissions and noise, which we believe are vital to helping our industry achieve its sustainability goals over time. They also participate in industry events to highlight the importance of the aviation industry’s sustainability efforts and need for industry-wide improvement.

Environmental sustainability is an increasing focus of the investor community and our stakeholders. During 2021 we published our second annual Corporate Social Responsibility Report on our website. We continue to discuss ESG matters with our stakeholders, including environmental sustainability and, in part based on feedback we received in 2021, have engaged with third parties to take inventory of our Scope 1 and Scope 2 emissions.

In addition to engagement with our stakeholders, our Board of Directors actively oversees our climate-related risks and opportunities, which are now included as an agenda item at every quarterly Board of Directors meeting, with a more focused environmental risk review at our annual Board of Directors strategy session.

Our ESG Committee is comprised of our CEO, who leads it, our chief financial officer, general counsel, a senior member of our marketing department, a senior member of our finance department, and the heads of human resources and investor relations. The ESG Committee meets at least quarterly to guide our ESG programs and related disclosures.

Certain Relationships and Related Person Transactions

Our Board of Directors has adopted a written Related Person Transaction Policy that is intended to comply with Item 404 of Regulation S-K. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Person Transaction”). For purposes of the policy, a related party is any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members.

Under our Related Person Transaction Policy, the nominating and corporate governance committee is responsible for reviewing and approving each Related Person Transaction. In determining whether to approve a Related Person Transaction, the nominating and corporate governance committee will consider the relevant facts and circumstances of the Related Person Transaction available to the nominating and corporate governance committee and to take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms comparable to those available to an unaffiliated third party or to employees generally under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a Related Person Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it does not require review by the nominating and corporate governance committee and shall be deemed to be pre-approved even if the amount involved exceeds $120,000.

No member of the nominating and corporate governance committee who is a related party is permitted to vote on the approval or ratification of their own Related Person Transaction, but may, if requested by other members of the nominating and corporate governance committee, participate in some or all of the nominating and corporate governance committee’s discussions of the Related Person Transaction. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction. We did not have any Related Person Transactions (other than pre-approved transactions) during 2021.

12  |  Air Lease Corporation  |  2022 Proxy Statement

Board Compensation and Stock Ownership

Director Compensation

Our Board of Directors sets non-employee director compensation based on recommendations from the leadership development and compensation committee. The committee reviews, at least annually, the cash and equity-based award compensation of non-employee directors serving on the Board and its committees. The leadership development and compensation committee’s independent compensation consultant, Exequity, assists in this review, including obtaining market information, annually benchmarking our director compensation and designing various aspects of our compensation program for directors. After its review, the committee recommends any changes to the Board of Directors for approval. Directors who are also employees of the Company (currently Messrs. Udvar-Házy and Plueger) do not receive any additional compensation for their service as a director.

Annual Retainer Fees and Other Cash Fees

Retainers under our non-employee director compensation program for 2021 were as follows:

Retainer Type	Annual Cash Compensation

Annual Board Retainer	$ 80,000

Committee Member Retainer

• Audit	$ 15,000

• Leadership Development and Compensation	$ 10,000

• Nominating and Corporate Governance	$ 10,000

Additional Retainer for Committee Chair

• Audit	$ 20,000

• Leadership Development and Compensation	$ 10,000

• Nominating and Corporate Governance	$ 10,000

Lead Independent Director Retainer	$ 50,000

There has been no change in the above fees since 2012. All cash retainers are paid quarterly and prorated based on the number of days that a director serves in the applicable capacity.

A non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year or (ii) if he or she attends during the applicable year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year. No fees for attending additional meetings were paid in 2021.

Non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Board, the Chairman of the Board or the Lead Independent Director of the Board. No per diem fees were paid in 2021.

As a matter of policy, each director could elect to have his or her retainer paid in cash or shares of our Class A Common Stock, or a combination thereof.

2022 Proxy Statement   |  Air Lease Corporation  |  13

Equity Awards

Each non-employee director who joins our Board of Directors receives an initial grant of RSUs to be settled in shares of our Class A Common Stock (“Initial Director Grant”) with an aggregate value of $180,000. Thereafter, each year our non-employee directors receive an annual RSU award to be settled in shares of Class A Common Stock (the “Annual Director Grant”) with an aggregate value of $130,000. There has been no change in the dollar value of the equity awards since May 2019, when we increased the aggregate value of the Annual Director Grant from $120,000 to $130,000.

The value of all grants of RSUs is based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the director’s service terminates for any reason, other than following a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the director’s service terminates following a change in control, the RSUs will vest in full. The Initial Director Grants and the Annual Director Grants are made pursuant to the Air Lease Corporation 2014 Equity Incentive Plan or any successor plan.

Each director may annually elect to defer the receipt of his or her Annual Director Grant shares beyond the one-year vesting period. Directors may elect to defer his or her shares until separation from service or alternatively, may elect a deferral period of five years or ten years from the date of grant, provided that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. Deferred RSUs receive dividend equivalents which are reinvested in additional RSUs based on the market price of the Company’s Class A Common Stock on the date the dividends are paid.

On May 5, 2021, each non-employee director, other than Ms. Hollingsworth Clark, received an Annual Director Grant. On May 24, 2021, Ms. Hollingsworth Clark received an Initial Director Grant.

Expense Reimbursement/Other Arrangements

We reimbursed directors for travel and lodging expenses incurred in connection with their attendance at meetings and other expenses incurred in connection with their service to the Company. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and bylaws, subject to certain requirements and limitations.

14  |  Air Lease Corporation  |  2022 Proxy Statement

Director Compensation Summary

The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of the Company during 2021.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)

Mr. Hart	125,000	130,000	255,000

Ms. Hollingsworth Clark (3)	57,157	180,000	237,157

Ms. Krongard	110,000	130,000	240,000

Mr. Larsen	100,000	130,000	230,000

Ms. McCaw	90,000	130,000	220,000

Mr. Milton	175,000	130,000	305,000

Mr. Saines	95,000	130,000	225,000
(1)	Fees Earned or Paid in Cash: The amount shown for each non-employee director is composed of his or her annual retainer fees, committee member fees and any additional committee chair fees.

(2)

Stock Awards: On May 5, 2021, each of the non-employee directors, other than Ms. Hollingsworth Clark, was granted an Annual Director Grant of 2,676 RSUs which vest in full on May 5, 2022. On May 24, 2021, Ms. Hollingsworth Clark was granted an Initial Director Grant of 3,936 RSUs which vest in full on May 24, 2022. The dollar amounts shown for (i) the Annual Director Grants to Mses. Krongard and McCaw and Messrs. Hart, Larsen, Milton and Saines reflect $48.57 per share and (ii) the Initial Director Grant to Ms. Hollingsworth Clark reflect $45.73 per share, which is the grant date fair value of one share of Class A Common Stock computed in accordance with FASB ASC Topic 718. Each RSU represents a contingent right to receive one share of our Class A Common Stock. Except as described above, none of the non-employee directors held any unvested RSUs as of December 31, 2021. As of December 31, 2021, our non-employee directors held the following vested RSUs:

Name	Number of RSUs
Mr. Hart	—
Ms. Hollingsworth Clark	—
Ms. Krongard (a)	15,250
Mr. Larsen (a)	22,734
Ms. McCaw (a)	5,607
Mr. Milton	—
Mr. Saines (a)	22,734
(a)	Amount includes accrued dividend equivalents in connection with the deferral of certain Annual Director Grants of RSUs. Fractional shares have been rounded to the nearest whole share.

(3)	Ms. Hollingsworth Clark was appointed to the Board on May 24, 2021.

2022 Proxy Statement   |  Air Lease Corporation  |  15

Director Stock Ownership Guidelines

Our Board of Directors has adopted robust stock ownership guidelines for all non-employee directors which requires all non-employee directors to maintain ownership of Class A Common Stock equivalents with an aggregate market value equal to five times the amount of the then current annual cash retainer fee for service on our Board of Directors. Each non-employee director has five years from the time he or she becomes subject to these guidelines to achieve the required ownership threshold. For a non-employee director, Class A Common Stock equivalents are shares of Class A Common Stock personally owned by the director, shares of Class A Common Stock underlying vested RSUs awarded to a director and shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time vesting only. The table below sets forth the ownership of Class A Common Stock equivalents held by our independent directors as of March 8, 2022:

Target Ownership			Actual Ownership

Current Outside Director Annual Cash Retainer Fee	Multiple of Annual Retainer	Multiple Expressed in Dollars	Non-employee Director	Multiple of Annual Retainer(1)	Value of Shares held by Director(1)

$ 80,000	5x	$ 400,000	Mr. Hart	22x	$ 1,723,352

			Ms. Hollingsworth Clark	4.7x	$ 378,961

			Ms. Krongard	20x	$ 1,624,594

			Mr. Larsen	17x	$ 1,369,623

			Ms. McCaw	8x	$ 638,260

			Mr. Milton	17x	$ 1,367,515

			Mr. Saines	18x	$ 1,450,218
(1)

Based on the closing price of the Company’s Class A Common Stock on March 8, 2022. Includes Class A Common Stock equivalents held by the applicable director as of March 8, 2022 as calculated under our stock ownership guidelines.

16  |  Air Lease Corporation  |  2022 Proxy Statement

Items of Business

Proposal 1: Election of Directors

At the Annual Meeting, the Board of Directors is recommending to stockholders that Mr. Matthew J. Hart, Ms. Yvette Hollingsworth Clark, Ms. Cheryl Gordon Krongard, Mr. Marshall O. Larsen, Ms. Susan McCaw, Mr. Robert A. Milton, Mr. John L. Plueger, Mr. Ian M. Saines and Mr. Steven F. Udvar-Házy each be elected as a director to serve for a one-year term ending at the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified or until his or her earlier resignation or removal.

Each of the director nominees named below is currently a director and, other than Ms. Hollingsworth Clark, were elected at the annual meeting of stockholders held on May 5, 2021.

Ms. Hollingsworth Clark is standing for election to the Board of Directors for the first time after being appointed in May 2021. Ms. Hollingsworth Clark is currently the Senior Director, Trust - Global Head of Compliance at Google LLC. Prior to joining Google LLC, Ms. Hollingsworth Clark was President and CEO of Hollingsworth Compliance Consulting, LLC a risk management and advisory firm. Ms. Hollingsworth Clark was initially identified as a potential director nominee by one of our independent directors. The nominating and governance committee then assessed Ms. Hollingsworth Clark’s potential candidacy in light of the new director criteria included in our Governance Guidelines. Each member of the Board of Directors then interviewed Ms. Hollingsworth Clark. Following these interviews, the Board of Directors then met, discussed and approved Ms. Hollingsworth Clark’s appointment to the Board of Directors.

No arrangement or undertaking exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, and there are no family relationships among any of our directors or executive officers. Each nominee has consented to be nominated and has agreed to serve as a director if elected. Should any of these nominees become unable or unwilling to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend, unless the Board of Directors in its discretion reduces the number of directors constituting our Board. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the director nominees will be unable or unwilling to stand as a nominee or to serve as a director if elected.

Vote Required:

Under our Bylaws, a director nominee will be elected to the Board of Directors by a majority of the votes cast, meaning the number of votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

Under Delaware law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Guidelines provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board of Directors. The nominating and corporate governance committee will then make a recommendation to our Board of Directors as to whether to accept or reject the tendered

2022 Proxy Statement   |  Air Lease Corporation  |  17

resignation, or whether other action should be taken. Our Board of Directors will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

Recommendation:

The Board of Directors recommends that you vote FOR the election of each director nominee set forth below.

A summary of each nominee’s principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications, is provided below:

Matthew J. Hart Retired President and Chief Operating Officer of Hilton Hotels Corporation Age: 69 Director since May 2010

Board Committees:

•	Audit (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships:

•	Director, American Airlines Group Inc.

•	Trustee, American Homes 4 Rent

Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company and Executive Vice President and Chief Financial Officer for Host Marriott Corp.

Qualifications:

Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His past experience as the chief financial officer of two Fortune 500 companies, and his current service on various committees of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

18  |  Air Lease Corporation  |  2022 Proxy Statement

Yvette Hollingsworth Clark Senior Director, Trust - Global Head of Compliance at Google LLC Age: 55 Director since May 2021

Board Committees:

•	Audit

Other Current Public Company Directorships:

•	None

Ms. Hollingsworth Clark is currently Senior Director, Trust - Global Head of Compliance at Google LLC, a position she has held since October 2021. Prior to joining Google LLC, Ms. Hollingsworth Clark was President and CEO of Hollingsworth Compliance Consulting, LLC a risk management and advisory firm. Ms. Hollingsworth Clark has held progressive leadership roles in financial services as Executive Vice President & Regulatory Innovation Officer with Wells Fargo & Company, as Managing Director & Global Head of Financial Crimes at Barclays Corporate & Investment Bank, and Managing Director and North America Anti-Money Laundering Regional Compliance Head with Citigroup. Prior to her private sector roles, Ms. Hollingsworth Clark was a regulator with the Federal Reserve System for approximately 10 years. Ms. Hollingsworth Clark serves on the board of Diligent Corporation, a private company, and as an Advisory Council Member for the Alliance for Innovative Regulation. Additionally, she is a member of the Executive Leadership Council and the International Women’s Forum Northern California.

Qualifications:

Ms. Hollingsworth Clark has extensive experience and knowledge of financial risk management, as well as corporate governance and regulatory compliance. She provides our Board of Directors with key insights with respect to financial risk management and the banking industry.

2022 Proxy Statement   |  Air Lease Corporation  |  19

Cheryl Gordon Krongard Private Investor Age: 66 Director since December 2013

Board Committees:

•	Leadership Development and Compensation (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships:

•	Xerox Holdings Corporation

Ms. Krongard is engaged in private investment activities. Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. Ms. Krongard also served as a director of US Airways Group, Inc. from 2003 until its December 2013 merger with American Airlines Group Inc. and as a director of Legg Mason, Inc. from 2006 until July 2017. Ms. Krongard was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. She also is a member of the Deans Advisory Council, Iowa State University College of Business.

Qualifications:

Ms. Krongard brings substantial asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Ms. Krongard also has significant compensation, finance, and corporate governance experience acquired through her service on the boards and committees of other publicly traded companies. Her strategic planning experience and airline experience gained as a director of a public company is a key resource to our Board of Directors for financial investments and business strategy.

20  |  Air Lease Corporation  |  2022 Proxy Statement

Marshall O. Larsen Retired Chairman, President and Chief Executive Officer of Goodrich Corporation Age: 73 Director since May 2014

Board Committees:

•	Nominating and Corporate Governance

•	Leadership Development and Compensation Committee

Other Current Public Company Directorships:

•	Becton, Dickinson and Company

•	Raytheon Technologies Corporation

Mr. Larsen served as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, from 2003 until his retirement in July 2012 when the company was acquired by United Technologies Corporation. He was elected as President and Chief Operating Officer of Goodrich in February 2002, and as a director in April 2002. From 1995 through January 2002, Mr. Larsen served as Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace division of Goodrich. Mr. Larsen joined Goodrich in 1977. Mr. Larsen served as a director of Lowe’s Companies, Inc. from 2004 until his retirement in May 2019. Mr. Larsen is a former director of the Federal Reserve Bank of Richmond and former Chairman of the U.S. Aerospace Industries Association. He is active in numerous community activities and is a member of the Krannert School of Management Advisory Board, Purdue University.

Qualifications:

Mr. Larsen brings substantial business and leadership experience as the chairman and chief executive officer of a publicly-traded company for nine years including insights in governance, regulatory and management issues facing public companies. His in-depth knowledge of the aerospace industry and the conditions that affect the industry significantly benefits the discussions of our Board of Directors.

2022 Proxy Statement   |  Air Lease Corporation  |  21

Susan McCaw President of SRM Capital Investments Age: 59 Director since November 2019

Board Committees:

•	Leadership Development and Compensation

Other Current Public Company Directorships:

•	Lionsgate Entertainment Corp.

Ms. McCaw is currently the President of SRM Capital Investments, a private investment firm. Before this, Ms. McCaw served as President of COM Investments from April 2004 to June 2019 except while serving as U.S. Ambassador to the Republic of Austria from November 2005 to December 2007. Prior to April 2004, Ms. McCaw was a Principal at Robertson Stephens & Company, a San Francisco-based investment bank and an Associate in Robertson Stephens Venture Capital Group. Ms. McCaw started her career as a business analyst at McKinsey & Company in New York and Hong Kong. Ms. McCaw serves on the boards of several not-for-profits including Teach for America, the Ronald Reagan Presidential Foundation and the Stanford Institute for Economic Policy Research. She is also an Overseer at the Hoover Institution where she is vice chair of the Executive Committee. In addition, Ms. McCaw is a founding board member and board chair of the Malala Fund for Girls’ Education. Ms. McCaw also serves on the Khan Academy Global Advisory Board, the Knight-Hennessy Scholars Global Advisory Board, and Harvard Business School’s Board of Dean’s Advisors. She is Trustee Emerita of Stanford University where she chaired the Development and Globalization committees.

Qualifications:

Ms. McCaw brings deep experience and relationships in global business and capital markets to the Board of Directors through her private sector experience in investment banking and investment management, and through her public service as a former U.S. Ambassador. Ms. McCaw’s experience both as an investor and diplomat brings broad and meaningful insight to the Board of Director’s oversight of the Company’s business.

22  |  Air Lease Corporation  |  2022 Proxy Statement

Robert A. Milton Retired Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc. Age: 61 Director since April 2010

Board Committees:

•	Audit

•	Leadership Development and Compensation

•	Nominating and Corporate Governance (Chair)

Other Current Public Company Directorships:

•	None

Mr. Milton was the Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests (“ACE”) from 2004 until June 2012. He also was the President of ACE from 2004 until 2011. Mr. Milton was the Chairman of Air Canada from 2004 until 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004. Mr. Milton is a director of Cathay Pacific Airways Limited and Breeze Aviation Group, Inc., the holding company of Breeze Airways. Mr. Milton was a director of United Continental Holdings, Inc. from April 2016 to April 2018 and AirAsia Berhad from June 2013 to June 2015. Mr. Milton is a trustee of the Georgia Tech Foundation, a Director (Emeritus) of the Smithsonian Air and Space Museum and served as Chair of the International Air Transport Association’s Board of Governors from 2005 to 2006.

Qualifications:

Mr. Milton’s extensive experience in the aviation industry, including his many years with Air Canada, his past service on the board of directors of several airlines and current service on the board of directors of an airline based in Asia, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton’s many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton’s management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

2022 Proxy Statement   |  Air Lease Corporation  |  23

John L. Plueger Chief Executive Officer and President of Air Lease Corporation Age: 67 Director since April 2010

Other Current Public Company Directorships:

•	Spirit AeroSystems Holdings, Inc.

Mr. Plueger has served as our Chief Executive Officer and President since July 2016, and previously served as our President and Chief Operating Officer from March 2010 until July 2016. Mr. Plueger has more than 35 years of aviation industry and aircraft leasing experience, 23 of which were with International Lease Finance Corporation (“ILFC”) where he served as acting Chief Executive Officer from February 2010 to March 2010, as President and Chief Operating Officer from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger’s professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and is an FAA Airline Transport Pilot, with multiple jet type ratings and instructor ratings. Mr. Plueger is a member of the Pepperdine University Board of Regents and a director (Emeritus) of the Smithsonian National Air and Space Museum.

Qualifications:

Mr. Plueger has more than 35 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

24  |  Air Lease Corporation  |  2022 Proxy Statement

Ian M. Saines Private Investor Age: 59 Director since June 2010

Board Committees:

•	Audit

Other Current Public Company Directorships:

•	None

Mr. Saines is engaged in private investment activities. He was the Chief Executive, Funds Management of Challenger Limited, an Australian investment management firm from March 2015 to November 2019. From December 2013 to March 2015 he was engaged in private investment activities. From December 2008 to December 2013, Mr. Saines was employed by Commonwealth Bank of Australia in the role of Group Executive of the Institutional Banking and Markets Division. Prior to joining Commonwealth Bank of Australia in May 2004, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. He previously held various senior roles with Bankers Trust Australia Limited and was also employed by the Reserve Bank of Australia. He is currently Deputy Chair of the United States Study Centre at the University of Sydney and a director of New South Wales Treasury Corporation (TCorp), the organization that provides investment management, debt and other risk management services and advice to the New South Wales public sector. Mr. Saines also serves as Deputy Chair of American Australian Association Limited and as a Fellow of the Australian Institute of Company Directors (FAICD).

Qualifications:

Mr. Saines brings to our Board of Directors a wealth of experience in investment and commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

2022 Proxy Statement   |  Air Lease Corporation  |  25

Steven F. Udvar-Házy Executive Chairman of the Board of Directors of Air Lease Corporation Age: 76 Director since February 2010

Other Current Public Company Directorships:

•	SkyWest, Inc. (Lead Director)

Mr. Udvar-Házy has served as our Executive Chairman of the Board of Directors since July 2016, and previously served as our Chairman and Chief Executive Officer from our launch in February 2010 until July 2016. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC and from 1973 to February 2010 served as Chairman and Chief Executive Officer of ILFC. ILFC became a subsidiary of American International Group, Inc. in 1990. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 45 years of experience flying jet aircraft.

Qualifications:

Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 50 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

26  |  Air Lease Corporation  |  2022 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

We are seeking stockholder ratification of our appointment of KPMG LLP (“KPMG”), as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2022. During 2021, KPMG served as our independent public accounting firm and provided certain other audit-related services as described in this Proxy Statement under “Independent Auditor Fees and Services.” Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate governance. As a result, this is a non-binding vote. If KPMG’s appointment is not ratified, the audit committee may reconsider whether or not to retain KPMG. Even if KPMG’s appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

Vote Required:

Approval of the ratification of KPMG as our independent registered public accounting firm for 2022 requires the affirmative vote of a majority of the shares of Class A Common Stock present or represented, and entitled to vote on the proposal, at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal.

Recommendation:

The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent registered public accounting firm for 2022.

2022 Proxy Statement   |  Air Lease Corporation  |  27

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

We are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section titled Executive Compensation in this Proxy Statement. Our named executive officers include Mr. John Plueger, our Chief Executive Officer and President, Mr. Udvar-Házy, our Executive Chairman of the Board of Directors, and the three other executive officers named in the tables that appear in the Executive Compensation section. This is commonly referred to as a “Say-on-Pay” vote.

Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business, to align pay with the attainment of operational and financial goals established by the leadership development and compensation committee and to create long-term value for our stockholders. The leadership development and compensation committee and our Board of Directors believe that the program has been successful in accomplishing these objectives.

The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, has helped us assemble and retain a formidable management team focused on growing the long-term value of the Company. We believe having a small, highly experienced and motivated senior management team is essential to the success of the Company and provides us with an important competitive advantage.

Stockholders are urged to read the section titled Executive Compensation—Compensation Discussion and Analysis, which contains a detailed description of the design of our executive compensation program and describes how our compensation program implements our compensation philosophy.

We are asking our stockholders to vote FOR the following advisory resolution:

RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled Executive Compensation.

This is a non-binding vote and is being provided as required pursuant to Section 14A of the Exchange Act. The leadership development and compensation committee and our Board of Directors will continue to review the voting results in connection with their regular evaluation of our compensation program. They also will continue to consider any input from our stockholders throughout the year in connection with their annual evaluation.

Consistent with the recommendation of the Board of Directors and the majority of votes cast at our 2018 annual meeting of stockholders, our current policy is to provide our stockholders with an advisory Say-on-Pay vote on an annual basis. It is expected that the next advisory Say-on-Pay vote will be held at the 2023 annual meeting of stockholders.

Vote Required:

Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

Recommendation:

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of our named executive officer compensation.

28  |  Air Lease Corporation  |  2022 Proxy Statement

Leadership Development and Compensation Committee Letter

Dear Fellow Stockholder,

In February 2021, we made adjustments to the structure of our executive compensation program to address the unprecedented challenges and immense uncertainty still facing our industry because of the COVID-19 pandemic. These changes included utilizing two six-month performance periods for our 2021 annual incentive plan given the difficulty in goal forecasting for our industry at that time and decreasing the number of long-term incentive Book Value RSU awards by 10%. However, our compensation philosophy has not changed, and we continue to emphasize performance-based compensation designed to attract, retain and motivate the most talented executives in our industry.

Throughout 2021, our management team worked tirelessly to guide the Company as we continued to navigate the challenges posed by the COVID-19 pandemic and take advantage of opportunities. The results of these efforts are reflected in our 2021 performance, as we reached $27 billion in assets and $2.1 billion in revenues, the highest in our company’s history, and remained profitable, generating a 25.9% pre-tax profit margin. We did this while maintaining a 99.8% lease utilization rate for our owned fleet and lowering our composite cost of funds to a company record low of 2.79%.

Despite continuing uncertainty surrounding the COVID-19 pandemic, our 2022 executive compensation plan returns to our historical approach of measuring performance on an annual basis for our 2022 annual incentive plan and reverts the relative splits of long-term equity awards to our historical split of 50% Book Value RSUs, 25% TSR RSUs and 25% time-based RSUs. We also added new strategic metrics, including our first ESG metrics, to our strategic performance objectives based on feedback we received from shareholders. As a result, the 2022 program targets approximately 88% of the annual and long-term incentive compensation for our executive vice presidents as performance-based, which we believe will continue to promote the creation of long-term stockholder value.

While the members of the Leadership Development and Compensation Committee remain highly focused on ensuring adherence to our compensation philosophy and sound compensation policies and practices, our compensation program has the flexibility to incorporate feedback and evolving compensation practices that are important to us and our shareholders. We encourage you to reach out with any questions or feedback related to our compensation program.

Sincerely,

Cheryl Gordon Krongard, Chair

Marshall O. Larsen

Susan McCaw

Robert A. Milton

Leadership Development and Compensation Committee members

2022 Proxy Statement   |  Air Lease Corporation  |  29

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis should be read together with the executive compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs (as defined below) with respect to 2021.

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) discusses executive compensation for the following Named Executive Officers (“NEOs”) for fiscal year 2021:

Named Executive Officers

John L. Plueger	Chief Executive Officer and President

Steven F. Udvar-Házy	Executive Chairman of the Board

Grant A. Levy	Executive Vice President, Marketing and Commercial Affairs

Kishore Korde	Executive Vice President, Marketing

Gregory B. Willis	Executive Vice President and Chief Financial Officer

Compensation Philosophy: Pay for Performance

Our executive compensation program is designed for a company with a small team of talented individuals with extensive industry experience who manage and lead a highly capital-intensive business. We do this by tying compensation to the achievement of performance goals that promote the creation of stockholder value and by designing compensation to reward and retain our high-caliber executives in a competitive market. This balancing of objectives is demonstrated by the substantial portion of our executives’ compensation that is variable and at risk based on individual and Company performance. In 2021, 60% of our CEO’s pay mix at target was at risk. Our compensation structure and pay for performance philosophy have incentivized our 129-employee team to deliver outstanding long-term performance at a very low cost to stockholders. In fact, in 2021 our entire compensation expense (for all employees) represented just 4.4% of revenues. In addition, all of our employees in the U.S. (and to the extent practicable outside the U.S.) are eligible to receive RSUs and our employees and independent directors own approximately 7% of our outstanding Class A Common Stock as of March 8, 2022. We believe that this significant ownership by our employees and independent directors also helps ensure that we are aligned with the interests of our stockholders and that our compensation program drives sustainable growth.

30  |  Air Lease Corporation  |  2022 Proxy Statement

Business Overview and Strategy

Business Overview

Air Lease Corporation is a leading aircraft leasing company that was founded by aircraft leasing industry pioneer, Steven F. Udvar-Házy. We are principally engaged in purchasing new commercial jet transport aircraft directly from manufacturers, such as Boeing and Airbus, and leasing those aircraft to airlines throughout the world with the intention to generate attractive returns on equity. As of December 31, 2021, we had 382 aircraft in our owned fleet and, giving effect to our conversion of three Boeing 787 aircraft to 18 737 MAX aircraft in February 2022, we had commitments to purchase 431 aircraft from Boeing and Airbus for delivery through 2028. In addition to our leasing activities, we sell aircraft from our fleet to third parties, including other leasing companies, financial services companies, airlines and other investors. We also provide fleet management services to investors and owners of aircraft portfolios for a management fee. As of December 31, 2021, we had 92 aircraft in our managed fleet. Our operating performance is driven by the growth of our fleet, the terms of our leases, the interest rates on our debt, and the aggregate amount of our indebtedness, supplemented by gains from aircraft sales and our management fees. We have relationships with over 200 airlines across 70 countries, and as of December 31, 2021, our globally diverse customer base was comprised of 118 airlines in 60 countries.

Strategy for Value Creation

Our strategy is primarily to purchase new commercial aircraft directly from aircraft manufacturers and lease those aircraft to airlines throughout the world, while prioritizing strong financial management and a conservative capital structure. We believe this strategy will continue to generate sustainable growth and attractive returns on equity over the long term.

Strategy for Value Creation

Aircraft Acquisition

•  Focus on the most in-demand and widely distributed, modern technology, fuel-efficient aircraft

•  Capitalize on our orderbook – a key competitive advantage that (i) provides access to a steady pipeline of attractively priced new aircraft which we order in advance and purchase directly from the manufacturers and (ii) gives us strong visibility into growth and revenue streams

Aircraft Leasing	• Prioritize long-term contracted cash flows ○ Manage customer concentrations by geography and region ○ Enter into long-term leases with staggered maturities ○ Balance exposure by aircraft type

Aircraft Sales	• Maintain a young aircraft portfolio by selling aircraft, typically at the end of the first third of their expected useful life

Fleet Management	• Provide fleet management services that further bolster market intelligence and provide strong insight into market trends and future aircraft demands

Financial Management

•  Maintain a conservative capital structure:

○   Strong balance sheet with substantial liquidity of $7.9 billion*

○   Low debt/equity target of 2.5x

○   High fixed rate debt target of 80%

○   Large unencumbered asset base of approximately $26.0 billion*

Return of Capital

•  Maintain a balanced approach to capital allocation which includes returning excess cash to shareholders through our dividend policy as well as regular evaluation of share repurchases, as appropriate.

*

Information as of December 31, 2021. We define liquidity as unrestricted cash plus undrawn balances under our unsecured revolving credit facility. We define unencumbered asset base as unrestricted cash plus unencumbered flight equipment plus deposits on flight equipment purchases plus certain other assets.

2022 Proxy Statement   |  Air Lease Corporation  |  31

2021 Performance Highlights

In 2021, we continued to execute on our operational strategy which is designed to drive long-term stockholder value.

*	Lease utilization rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

Aircraft Activity.    During the year ended December 31, 2021, we purchased and took delivery of 53 aircraft from our new order pipeline and sold three aircraft, ending the period with a total of 382 aircraft in our owned aircraft portfolio. The weighted average age of our fleet was 4.4 years, and the weighted average lease term remaining was 7.2 years as of December 31, 2021. The net book value of our fleet grew by 12.4%, to $22.9 billion as of December 31, 2021 compared to $20.4 billion as of December 31, 2020. Our managed fleet increased to 92 aircraft as of December 31, 2021 as compared to 81 as of December 31, 2020. We have a globally diversified customer base comprised of 118 airlines in 60 countries as of December 31, 2021. As of February 17, 2022, all aircraft in our fleet, except for one aircraft, were subject to lease agreements or letters of intent and our lease utilization rate for 2021 was 99.8%.

32  |  Air Lease Corporation  |  2022 Proxy Statement

Aircraft Orders.    On December 20, 2021, we increased our orderbook by entering into agreements with Airbus to purchase 116 aircraft, including 59 A321neos, 25 A220-300s, 20 A321XLRs, seven A350Fs and five A330-900s. Deliveries of the aircraft are scheduled to commence in 2023 and continue through 2028. This represented the largest individual order for new aircraft in our Company’s history. Also, in February 2022, we agreed to purchase 50 737 MAX aircraft, which consisted of 32 incremental 737 MAX aircraft and 18 737 MAX aircraft resulting from the conversion of three 787 aircraft from our existing orderbook. Deliveries of the aircraft are scheduled to commence in 2024 and continue through 2026. The additional 32 737 MAX aircraft are pursuant to a memorandum of understanding and are subject to the negotiation of a definitive purchase agreement.

New Aircraft Pipeline.    As of December 31, 2021, we had commitments to purchase 431 aircraft from Boeing and Airbus for delivery through 2028 with an estimated aggregate commitment of $27.7 billion (giving effect to our conversion of three Boeing 787 aircraft to 18 737 MAX aircraft in February 2022). We have placed approximately 99% of our committed orderbook on long-term leases for aircraft delivering through the end of 2023 and have placed 58% of our entire orderbook. We ended 2021 with $30.9 billion in committed minimum future rental payments, consisting of $14.8 billion in contracted minimum rental payments on the aircraft in our existing fleet and $16.1 billion in minimum future rental payments related to aircraft which will deliver between 2022 through 2025.

Financing.    In 2021, we issued $3.7 billion in aggregate principal amount of senior unsecured notes with maturities ranging from 2022 to 2028 with a weighted average interest rate of 1.27%. In addition, we ended 2021 with an aggregate borrowing capacity under our revolving credit facility of $6.8 billion and total liquidity of $7.9 billion. We had total debt outstanding of $17.2 billion, of which 94.8% was at a fixed rate and 99.2% of which was unsecured. As of December 31, 2021, our composite cost of funds was 2.79%.

Financial Highlights.    Our total revenues for the year ended December 31, 2021 increased by 3.6% to $2.1 billion as compared to 2020. The increase in total revenues was primarily driven by the continued growth in our fleet, an increase in our cash collections from our lessees as well as an increase in our aircraft sales, trading and other activity, partially offset by the impact of cash basis accounting and lease restructurings. The impact of cash basis accounting and lease restructurings for the year ended December 31, 2021 resulted in a decrease in revenue of $72.7 million and $132.5 million, respectively. During the year ended December 31, 2021, our net income available to common stockholders was $408.2 million compared to $500.9 million for the year ended December 31, 2020. Our diluted earnings per share for the full year 2021 was $3.57 compared to $4.39 for the full year 2020. Despite the growth of our fleet, our net income available to common stockholders and diluted earnings per share decreased due to the impact of lease restructurings and cash basis accounting.

Return of Capital.    On November 3, 2021, our Board of Directors approved an increase in our quarterly cash dividend on our Class A Common Stock by approximately 16%, from $0.16 per share to $0.185 per share. This dividend paid on January 5, 2022 marked our 36th consecutive dividend since we declared our first dividend in 2013, and our ninth consecutive annual dividend increase over that time. In addition, our Board of Directors approved a new share repurchase program, which authorized repurchase of up to $150.0 million of the Company’s Class A common stock through September 30, 2022.

Productivity.    As of December 31, 2021, we had 129 employees and $27.0 billion of total assets. Per employee, our revenue and net income available to common stockholders for the year ended December 31, 2021 was approximately $16.2 million and $3.2 million, respectively.

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 17, 2022 and is available at http://www.airleasecorp.com/investors.

2022 Proxy Statement   |  Air Lease Corporation  |  33

Stockholder Outreach and Executive Compensation Program Refinements

To better understand our investors’ perspectives regarding our executive compensation program, for the last several years we have engaged in stockholder outreach. After issuing our proxy statement in March 2021, we engaged with holders of approximately 50% of outstanding shares of Class A Common Stock (none of whom were our employees or directors) to specifically discuss our compensation philosophy and program and to listen to their feedback. We continued our outreach during 2021 and early 2022. The leadership development and compensation committee considered our stockholders’ views when making decisions about changes to our 2022 compensation program and ESG initiatives.

Over the past several years, we have continued to enhance our executive compensation program in response to evolving compensation practices and feedback from our stockholder engagement efforts, specifically by making the following responsive changes:

Demonstrated Responsiveness to Stockholder Feedback

Changes that Support Stronger Executive Pay with Company Performance Alignment

✓

Changed our Executive Chairman’s Annual Bonus.    Since 2018, we have structured our Executive Chairman’s annual bonus so that in lieu of cash he is granted a stock bonus award in the form of RSUs on the date the dollar amount of his annual bonus is determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs is equal to the dollar amount of his cash bonus in the applicable fiscal year divided by the closing price of our Class A Common Stock on the date of grant. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and requiring an extended vesting period further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

As a result of this change in bonus structure, the only cash compensation paid to our Executive Chairman in the last four years was his base salary.

✓

Returned to our Pre-COVID Long-Term Incentive Award Structure.    We structured our 2022 long-term incentive awards to return to our historical long-term equity incentive award structure that was in place prior to 2021. As a result, the relative split between performance and time-based awards for 2022 consists of 50% Book Value RSUs, 25% TSR RSUs and 25% time-based RSUs. Time-based RSUs vest ratably each year over three years, while Book Value RSUs and TSR RSUs cliff vest at the end of three years.

All performance-based long-term incentive awards have three-year performance periods where performance is measured at the end of year three.

✓

Added First ESG Metrics to our Strategic Performance Metrics for our Annual Bonus Opportunity.    For our 2022 annual bonus program, our leadership development and compensation committee added new strategic metrics, including our first ESG metrics, to our strategic performance objectives.

We believe including our first ESG performance metrics in our annual bonus plan structure will help drive accountability for progress on our human capital and sustainability goals.

34  |  Air Lease Corporation  |  2022 Proxy Statement

Executive Compensation Program

The leadership development and compensation committee designed our 2021 compensation program in February 2021 to incentivize, reward and retain leaders who create long-term value for our stockholders, while also recognizing the difficultly in forecasting our performance during that point of the COVID-19 pandemic. Material components of our 2021 compensation program are included in the chart below.

Pay Element	Form	2021 Metrics*		2021 Performance Link
Salary	Cash	N/A		N/A
Annual Incentive Plan	Cash/ RSUs	Financial Metrics (60%)
		•	Total Revenue	✓	Revenue incentivizes our executives to grow our top line
		•	Adjusted Pre-tax Margin	✓	Adjusted pre-tax margin keeps our executives focused on profitable growth and the efficient use of stockholders’ capital

Strategic Objectives (40%)
		•	Meet or exceed cumulative aircraft placement goals through 2023	✓	Cumulative aircraft placements are directly linked to our long-term financial stability and revenue generation/growth
		•	Meet or exceed cumulative aircraft utilization goals	✓	Cumulative aircraft utilization keeps our executives focused on maintaining strong lessee relationships and is directly linked to our financial stability and revenue growth

				✓	2021 bonus for our Executive Chairman was paid in RSUs that cliff vest two years from the grant date of February 25, 2022 for an extended vesting period

Long-Term Incentive Plan	RSUs	•	Book Value (40%)	✓	Book value is a key value driver of stockholder value
		•	Relative TSR (25%)	✓	Relative TSR focuses executives on actions that will generate sustainable value creation
		•	Time-based RSUs (35%)	✓	Time-based RSUs provide a retention incentive
*	2021 financial and strategic objectives, other than cumulative aircraft placements, were measured in two six-month periods. Cumulative aircraft placements measured on a full-year basis.

2022 Proxy Statement   |  Air Lease Corporation  |  35

Compensation Governance Best Practices

Another important objective of our executive compensation program is to incorporate pay and governance best practices, as highlighted below.

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus
✓	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 1%
✓	Tally Sheets
✓	Robust Stock Ownership Guidelines for Directors and Executive Officers
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Annual Compensation Analysis Against Custom Benchmark Group
✓	Clawback Policy
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Hedging and Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Unvested Equity
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)
x	Equity awards with less than 1-year vesting
x	Stock Option Awards to NEOs

Stockholder Advisory Vote Approving Executive Compensation

Consistent with the recommendation of the Board and the majority of votes cast at the 2018 annual meeting of stockholders, our current policy is to provide our stockholders with an advisory vote to approve executive compensation of our NEOs on an annual basis.

At our 2021 annual meeting of stockholders, the advisory vote to approve executive compensation of our NEOs (“compensation proposal”) received the affirmative support of 96% of our stockholders represented at the meeting and entitled to vote on the matter. We believe this high degree of support on our 2021 compensation proposal demonstrates that stockholders support the recent enhancements we have made to our executive compensation program. In evaluating our executive compensation program for 2022, our leadership development and compensation committee considered the voting results for the compensation proposal, our stockholder outreach and other factors as discussed in this CD&A.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability. At the end of 2021, we had total revenues of $2.1 billion and 129 employees, resulting in 2021 total revenue per employee of approximately $16.2 million. Our entire compensation expense (for all employees) represented just 4.4% of revenues in 2021, which we believe represents outstanding long-term performance at a very low cost to stockholders.

36  |  Air Lease Corporation  |  2022 Proxy Statement

Our executive compensation program is also designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance-based compensation with the creation of long-term value for our stockholders. We also believe that ownership of our stock is critical to alignment with our stockholders. Our employees and independent directors collectively owned approximately 7% of the Company’s Class A Common Stock as of March 8, 2022.

How We Determine Compensation

Role of the leadership development and compensation committee.    The leadership development and compensation committee oversees the design, administration and evaluation of our overall executive compensation program. The leadership development and compensation committee also reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the Executive Chairman, evaluates their performance in light of those goals and objectives and recommends to the independent directors of the Board their compensation level based on this evaluation. It also approves the total compensation for the other NEOs. Among other things, the leadership development and compensation committee will at least annually:

•

Review and adjust (or recommend adjustments to) each NEO’s compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual’s particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation.

•

Consult with the leadership development and compensation committee’s independent compensation consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations and compensation best practices. The leadership development and compensation committee and our independent compensation consultant also annually assess the competitiveness of our NEOs compensation to determine if adjustments are warranted.

•	Consider specific input from stockholders on our executive compensation programs in the design of the next year’s executive compensation program.

•

Design annual incentive awards with quantitative factors and qualitative milestones applicable to all our officers that further our overall business objectives and approve award payouts based on performance actually achieved.

Role of Stockholder Input on Executive Compensation.    To better understand our investors’ perspectives regarding our executive compensation program, for the last several years we have engaged in stockholder outreach. We frequently speak with stockholders, including after issuing our proxy statement and again ahead of the leadership development and compensation committee meeting each February. The feedback received during this outreach and the changes made to our executive compensation program in response are more fully described in the section titled Stockholder Outreach and Executive Compensation Program Refinements. Over the last several years we made significant changes to our compensation program in response to this stockholder outreach. For example, beginning in 2018, we:

•	changed the performance metrics for our NEOs annual cash bonus;

•	changed the structure of our Executive Chairman’s annual bonus so that any bonus earned is paid in RSUs subject to an additional two-year vesting period;

•	changed our Book Value RSUs to eliminate one-year performance periods and moved to a three-year performance period to further drive long-term, sustainable book value growth; and

•	terminated the ability of our executive officers to participate in our deferred cash bonus plan.

2022 Proxy Statement   |  Air Lease Corporation  |  37

We also developed a new, more refined custom benchmark group and believe that our NEOs’ total direct compensation is competitively positioned relative to similarly situated executives at the benchmark group companies. We encourage stockholders to reach out with any questions or feedback related to our compensation program, and we are committed to hearing from our stockholders as part of our annual outreach process.

Role of Management.    Neither the Chief Executive Officer nor the Executive Chairman has any role in determining his compensation or the compensation of the other. Moreover, they are not present when their compensation is discussed and approved by the leadership development and compensation committee or the Board of Directors. The leadership development and compensation committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Executive Chairman. None of our NEOs is present when his compensation is discussed by the leadership development and compensation committee. Our management administers all compensation and benefits programs, subject to the oversight of the leadership development and compensation committee. This delegation to management is strictly limited to implementation of the programs and does not include any discretion to make material decisions regarding the overall executive compensation program.

Role of Independent Compensation Consultant.    The leadership development and compensation committee has engaged Exequity as an independent compensation consultant to provide advice with respect to compensation decisions for our executive officers. The independent compensation consultant assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. The independent compensation consultant attends meetings of the leadership development and compensation committee by invitation, and committee members have direct access to the independent compensation consultant without management involvement. The independent compensation consultant will also consult with our senior executives as directed by the leadership development and compensation committee. The committee has the sole authority to hire and fire the independent compensation consultant. To help ensure impartiality and objectivity, the leadership development and compensation committee requires that the independent compensation consultant provide services only to the committee and not to management, absent specific committee approval. In 2021, Exequity did not perform any services unrelated to its leadership development and compensation committee engagement, including any separate work for our management or employees. The Board of Directors has eveluated the independence of Exequity in accordance with SEC and NYSE rules, and determined that Exequity’s work did not raise any conflicts of interest.

Peer Group and Benchmarking

We operate in a highly-specialized industry in which most of the companies are foreign, private or are subsidiaries of other large companies. For this reason, traditional industry-specific peer group benchmarking is challenging and would produce incomparable data.

Given that we have only one direct publicly-traded peer, it is equally challenging to find relevant and directly comparable compensation benchmarking data for our industry. Nevertheless, since 2012, Exequity has collected compensation information about similarly sized U.S.-based employers for the leadership development and compensation committee’s consideration derived from the entire S&P MidCap 400 Index. This is the group against which the Company benchmarks relative total stockholder return for TSR RSU performance purposes and reflects comparably capitalized companies regardless of industry affiliation.

Since 2018, the leadership development and compensation committee has used compensation data from a custom benchmark group that is updated annually. The U.S. publicly traded companies included in the custom benchmark group were identified based on analysis comparing key characteristics of the Company’s business, including exposure to real assets, dependence on a highly skilled management

38  |  Air Lease Corporation  |  2022 Proxy Statement

team, credit exposure/underwriting expertise, and significant capital expenditures, to the characteristics of traditional and alternative asset managers, specialty finance lenders, insurance companies and REITs (real estate investment trusts). The analysis includes all companies within the Diversified Financial Services Benchmark. A range of REITs were included because of their exposure to real assets, income from lease revenue, highly skilled management teams, large capital bases and significant capital expenditures. The remaining companies included represent an array of asset management and specialty finance firms which the Company believes exhibit in-depth knowledge of their asset classes akin to the Company’s expertise in managing aircraft. Companies such as institutional brokerage firms, information services companies and consumer finance companies were excluded from the benchmark group given the disparity in their business models to aircraft leasing.

For 2021, the leadership development and compensation committee’s custom benchmark group consisted of the following companies (the “Custom Benchmark Group”):

2021 Custom Benchmark Group
Company	Trading Symbol	Market Cap ($M)(1)	Employees(2)	Sector
Affiliated Managers Group, Inc.	AMG	$6,164	225	Investment Management
Artisan Partners Asset Management, Inc.	APAM	$3,867	498	Investment Management
Franklin Resources, Inc.	BEN	$14,914	10,300	Investment Management
Invesco Ltd.	IVZ	$11,120	8,513	Investment Management
GATX Corporation	GATX	$3,177	1,863	Financing/Leasing
Chimera Investment Corporation	CIM	$3,518	38	REIT
Eaton Vance Corp. (3)	N/A	N/A	N/A	N/A
Empire State Realty Trust, Inc.	ESRT	$1,738	693	REIT
Extra Space Storage Inc.	EXR	$22,480	4,309	REIT
Federal Realty Investment Trust	FRT	$9,177	310	REIT
Healthpeak Properties, Inc.	PEAK	$18,048	196	REIT
Host Hotels & Resorts, Inc.	HST	$11,660	160	REIT
Kilroy Realty Corporation	KRC	$7,711	244	REIT
Kennedy-Wilson Holdings, Inc.	KW	$2,920	220	REIT
W.P. Carey Inc.	WPC	$13,606	183	REIT
Median		$8,444	277
Average		$9,293	1,982
Air Lease Corporation		$4,484	129	Financing/Leasing
(1)	As of December 31, 2021, from Bloomberg.
(2)	Based on applicable company’s most recent publicly reported information.
(3)

Eaton Vance Corp. was removed from the 2022 Custom Benchmark Group as a result of being acquired in 2021. Sculptor Capital (SCU) and DigitalBridge Group, Inc. (DBRG) were added to the 2022 Custom Benchmark Group.

We use the Custom Benchmark group to help assess the Company’s compensation competitiveness for our NEOs and make adjustments as warranted for future years. For 2021 compensation decisions, the leadership development and compensation committee considered data from the S&P MidCap 400 Index and the Custom Benchmark Group provided by its independent compensation consultant and reviewed compensation practices and program design at the S&P MidCap 400 Index and Custom Benchmark Group to inform its decision-making process so it could set total compensation levels that it believes are commensurate with the relative size, scope and performance of the Company. However, because of the important difference between our aircraft leasing business and the companies included in the Custom Benchmark Group or S&P MidCap 400 Index, our leadership development and compensation committee

2022 Proxy Statement   |  Air Lease Corporation  |  39

does not set compensation components to meet specific benchmarks as compared to the Custom Benchmark Group or S&P MidCap 400 Index, such as targeting salaries or total compensation at a specific market percentile. We use this information as a starting point in our compensation review process, to supplement the collective knowledge and experience of our Board of Directors, senior executives and the compensation consultant. Our final compensation decisions continue to be based on individual performance and guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

Risk Management

We believe we have designed an executive compensation program, as described below, which encourages long-term incentive goals for our NEOs and discourages executives from taking unnecessary risks that could threaten the long-term interests of our Company. We also base our executive rewards on a variety of internal performance measures, as explained below, to avoid an over reliance on any singular indicator of performance.

Compensation Program Safeguards

•

Align NEO’s compensation with stockholders: We believe the best way to ensure our NEOs’ and other employees’ personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group beneficially owned approximately 6% of our outstanding Class A Common Stock as of March 8, 2022, and each NEO has made a meaningful personal investment in our stock.

•

Long-Term Incentive Program: Approximately 65% of our regular annual equity awards for 2021 were tied to performance-based vesting conditions based on book value and total stockholder return metrics, as described in more detail in this CD&A.

○

Book Value: 40% of our long-term incentive-based compensation for 2021 were tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Awards tied to an increase in book value only vest if, at the end of three years, the book value performance measure is met.

○

Total Stockholder Return: 25% of our long-term incentive-based compensation for 2021 were tied to total stockholder return. Since 2012, a portion of our long-term incentive awards has been based on stockholder returns relative to a broad index. Awards tied to total stockholder returns vest at the end of three years if the performance measures are met.

○	Time-Based: 35% of our 2021 annual equity awards are time-based and will vest annually in three annual installments on the anniversary of the grant.

•	Incentive Awards are Capped: Both our short and long-term incentive opportunities are capped to avoid excessive payouts for unforeseen occurrences.

○	Performance-based RSUs that vest based on book value and the total stockholder return (TSR) RSUs are capped at 200% of target to limit potential payouts even in instances of superior performance.

○	The annual bonuses of our Chief Executive Officer and our Executive Chairman are capped at 200% of target.

As an additional safeguard, our Board of Directors also adopted a clawback policy relating to incentive compensation and anti-hedging and pledging policies as described below.

40  |  Air Lease Corporation  |  2022 Proxy Statement

We believe that the above design safeguards align our executive incentives and corresponding payouts with stockholder value creation.

Also, annually, the leadership development and compensation committee, together with its independent compensation consultant, performs a compensation risk analysis of our compensation programs. In addition, the chair of our leadership development and compensation committee reports to, and discusses compensation risk issues with, the full Board of Directors.

Stock Ownership Guidelines

We also believe that our executives’ significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our Executive Chairman and Chief Executive Officer are each required to own Class A Common Stock equivalents with an aggregate market value equal to six times his annual rate of salary. As shown in the table below, both Mr. Plueger and Mr. Udvar-Házy beneficially own shares of our Class A Common Stock that far exceed their ownership requirements.

	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executive(2)
John L. Plueger, Chief Executive Officer	6x	6,000,000	30x	$29,534,812
Steven Udvar-Házy, Executive Chairman	6x	10,800,000	115x	$207,295,839

(1)	Based on 2021 base salary at December 31, 2021.
(2)

Based on the closing price of the Company’s Class A Common Stock on March 8, 2022. Includes Class A Common Stock equivalents held by the applicable officer as of March 8, 2022 as calculated under our stock ownership guidelines.

Each of our other executive officers is required to own Class A Common Stock equivalents with an aggregate market value equal to two times his or her annual rate of salary. All of our executive officers, including or NEOs Messrs. Levy, Korde and Willis, each own shares of our Class A Common Stock that exceed this requirement. In addition, our guidelines require executive officers to retain 50% of after-tax profits realized from Company equity incentive awards until ownership guidelines are met. Class A Common Stock equivalents are shares of Class A Common Stock owned personally by an executive officer and shares of Class A Common Stock underlying unvested RSUs that are subject to time-based vesting only. Executive officers have five years from the time he or she becomes subject to the guidelines to achieve the required level of ownership.

Policy Prohibiting Hedging and Pledging

The Company has an anti-hedging policy applicable to our directors and all employees, including our executive officers. These individuals are prohibited from engaging in hedging transactions such as short-term or speculative transactions in the Company’s securities, including our Class A Common Stock or any preferred stock. These transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. The anti-hedging policy applies regardless of whether such Company securities (i) were granted to the director or employee as part of their compensation and (ii) are held directly or indirectly by the director or employee. In addition, directors and executive officers may not pledge their Company securities as collateral for a loan or in similar transactions.

Clawback Policy

In February 2014, our Board of Directors adopted a clawback policy. The policy provides that we will require reimbursement of any incentive payments to an executive officer which were predicated upon

2022 Proxy Statement   |  Air Lease Corporation  |  41

achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC, if our Board of Directors determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Elements of the Executive Compensation Program

We have three primary elements of our executive compensation program: annual compensation consisting of base salary, annual performance-based incentive bonuses and long-term equity incentive awards. Their significant performance-based compensation, coupled with their significant ownership of the Company’s equity, aligns each NEO’s interests with the interests of our stockholders.

Annual Compensation

Annual compensation is delivered in cash (or for Mr. Udvar-Házy, a combination of cash and RSUs) with a substantial variable portion at risk and contingent on the successful accomplishment of pre-established performance measures.

Base Salary

Base salary is the main “fixed” component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive’s position. Another factor that we consider extremely important is the experience of each NEO in our industry. We review salaries annually and consider possible merit increases, increases in connection with promotions and changes in responsibilities and market competitive factors.

None of our NEOs are guaranteed an annual salary increase. The salaries for Messrs. Plueger and Udvar-Házy have remained unchanged since 2016. For Mr. Udvar-Házy, his 2021 base salary was the only cash compensation he received in 2021, as his 2021 annual bonus was paid in RSUs that are subject to an additional two-year vesting requirement. The base salaries of our other NEOs are determined by the leadership development and compensation committee, with the input of Messrs. Plueger and Udvar-Házy and taking into consideration the objectives and philosophies of our overall executive compensation program, including market information.

The 2021 base salary percentage changes for our NEO’s compared to 2020 are as follows:

Title	% Increase compared to 2020
Chief Executive Officer and President (Mr. Plueger)	0%
Executive Chairman (Mr. Udvar-Házy)	0%
Executive Vice President (Mr. Levy)	0%
Executive Vice President (Mr. Korde)	2.08%
Executive Vice President and Chief Financial Officer (Mr. Willis)	4.48%

42  |  Air Lease Corporation  |  2022 Proxy Statement

Performance-Based Annual Incentives

Annual performance-based incentives are earned under the terms of our Annual Cash Bonus Plan. All of the NEOs and our other officers are eligible to participate in the Annual Cash Bonus Plan. These annual performance-based bonuses are paid to drive the achievement of key business results for the year and to recognize individuals based on their contributions to those results.

The leadership development and compensation committee establishes performance metrics and objectives for bonus payments (“performance measures”). These performance measures are developed taking into account the Company’s applicable fiscal year business plan and its long-term strategy. They also take into consideration expectations regarding the probability of achieving certain performance goals and include “stretch” goals that are supported by the business plan. Performance measures are set at the beginning of the performance period. For 2021, because of the challenges the Company faced in forecasting its performance in light of the ongoing COVID-19 pandemic, and because the leadership development and compensation committee did not believe it would be appropriate to make after-the-fact adjustments for COVID-19 impacts, the leadership development and compensation committee determined to use two semi-annual performance periods under the 2021 Annual Cash Bonus Plan for all performance measures other than cumulative aircraft placements. Cumulative aircraft placements continued to be measured on an annual basis in order to give management the flexibility to decide when to make placements during the year to maximize shareholder value given that the Company generally places aircraft 18 to 36 months in advance of delivery. In setting the applicable performance measures for each performance period, the leadership development and compensation committee reviewed and approved performance metrics for the first half of 2021 and reviewed proposed performance metrics for the second half of 2021 at its February meeting. The leadership development and compensation committee then reassessed the proposed second half performance metrics at its August meeting and, in light of the Company’s actual performance in the first half of 2021, made adjustments to the proposed second half performance metrics to make them more difficult to achieve.

Incentive awards under the Annual Cash Bonus Plan were still payable following the end of the 2021 calendar year based on the Company’s consolidated results, however each NEO’s total annual incentive payment was determined based on performance in each of the two separate performance periods. The leadership development and compensation committee retains the discretion to reduce any NEO’s incentive award otherwise becoming payable on any basis it deems appropriate (such as its assessment of the Company’s performance or the NEO’s individual performance).

The formula for determining annual performance-based bonuses at the end of the year is:

Target Award × Company Performance Factor for the Performance Period × Individual Performance Factor

2022 Proxy Statement   |  Air Lease Corporation  |  43

2021 Performance Measures

In developing the 2021 performance measures, the leadership development and compensation committee selected performance measures that it considers to be important financial metrics that allow for the evaluation of company success across the aircraft leasing landscape, as well as offering the ability to measure growth in our top-line performance and profitability on a year-over-year basis. For 2021, these performance measures included:

Performance Measures(1)	Component Weighting	Link to Strategy

Financial Metrics

• Total Revenue	30%	Incentivizes top line growth

• Adjusted Pre-tax Margin(2)	30%	Incentivizes profitable growth and efficient use of stockholders’ capital

Strategic Objectives

• Cumulative Placement of Aircraft through 2023	20%	Limits future placement risk and provides visibility to future cash flow

• Cumulative Aircraft Utilization Goals	20%	Focuses our executives on oversight of lessee credit risk, maintaining strong lessee relationships and maximizes cash flow from our fleet
(1)	2021 performance measures, other than cumulative aircraft placements, were measured in two six-month periods. Cumulative aircraft placements were measured on a full-year basis.
(2)	As defined and reported in the Company’s financial statements as filed with the SEC.

Key changes from the performance measures utilized in 2020 include:

•

Change to Adjusted Pre-Tax Margin. For 2021, we replaced adjusted pre-tax return on common equity with adjusted pre-tax margin (each as defined in our financial statements filed with the SEC). The leadership development and compensation committee believes that utilizing adjusted pre-tax margin more appropriately reflects our actual business performance because it is less impacted by changes to the Company’s capital structure that are not reflective of management’s performance but is still strongly aligned with measuring our profitability, as well as being a core metric that is analyzed by the financial community. For example, as compared to pre-tax return on equity, adjusted pre-tax margin is less impacted by changes in our leverage and is not impacted by additional preferred stock issuances or retirements, increases in dividend rates, stock repurchase activity and changes in our corporate tax rate.

•

Addition of Aircraft Utilization Strategic Objective. For 2021, we added a new strategic objective for aircraft utilization. The leadership development and compensation committee believes that this performance measure is a core metric that is a foundational aspect of the aircraft leasing business and directly impacts our operating cash flow and ability to service our debt obligations. By incentivizing management to keep aircraft on lease, our executives will be focused on ensuring appropriate oversight of the credit risks of our airline customers, effectively managing the continuing impact of the COVID-19 pandemic, and maintaining strong lessee relationships.

For 2021, the leadership development and compensation committee measured our performance to the performance measures, using a rating scale based on expectations as follows: 0% - did not meet expectations, 80% - mostly meets expectations, 100% - meets expectations, 120% - exceeds expectations and 200% - significantly exceeds expectations. If the Company’s performance on a metric meets expectations, payout is at 100% and if the Company’s performance for that metric significantly exceeds expectations, payout is at 200%. Results between the points are interpolated on a linear basis. We believe our interpolation methodology aligns company performance and executive compensation for

44  |  Air Lease Corporation  |  2022 Proxy Statement

performance results between the minimum and target performance levels, and between the target and maximum performance levels.

In lieu of Mr. Udvar-Házy’s 2021 annual cash bonus, he was granted a stock bonus award in the form of RSUs on February 25, 2022, the date the amount of his 2021 annual bonus was determined by the leadership development and compensation committee. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to the dollar amount of his 2021 cash bonus divided by the closing price of our Class A Common Stock on the date of grant. The amount of the bonus was determined under the bonus framework described above. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and requiring an extended vesting period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Goal Setting for 2021 Financial Metric Performance Measures and 2020 Comparison

In developing the 2021 goals for the financial metric performance measures, the Company prepared a detailed financial plan for fiscal 2021 that incorporated fleet and orderbook specific assumptions. The Company then integrated those assumptions with the Company’s funding strategies against the backdrop of existing aircraft leasing conditions to create financial and operational goals that were directly tied to the Company’s existing fleet and orderbook and the broader business objectives for 2021. The leadership development and compensation committee then reviewed and approved performance metrics for the first half of 2021 and reviewed proposed performance metrics for the second half of 2021 at its February meeting. The leadership development and compensation committee reassessed the adequacy of the proposed second half performance metrics at its August meeting and, in light of the Company’s actual performance in the first half of 2021, made adjustments to the proposed second half performance metrics to make them more difficult to achieve.

While our performance measures are generally set at levels that are higher than the performance levels achieved in the prior year, the leadership development and compensation committee will make adjustments if the composition of the Company’s leasing or sales expectations are expected to be different for the upcoming year such that the performance level in the prior year may not accurately reflect the difficulty of achieving the specified level of performance in the current year (for example, because of the impact of lease restructuring agreements or customers on cash basis accounting, changes in lease utilization rates, scheduled lease expirations, or the timing of capital expenditures or aircraft sales). In these cases, the leadership development and compensation committee may set performance measure goals at levels that are the same or lower than the performance results achieved in the prior year but at levels that, after taking into account the status of the Company’s fleet and lessees at the start of the performance period, the leadership development and compensation committee believes are comparatively as, or more, rigorous. This was the case with our 2021 total revenue and pre-tax return on margin goals. We adjusted these goals in 2021 as follows:

•

Total Revenue. We reduced our total revenue 2021 target from our 2020 target because 2020 target goals were set before the full impact of the COVID-19 pandemic was known (and which the leadership development and compensation committee did not adjust notwithstanding the unprecedented impact of COVID-19 on the aviation industry resulting in our 2020 total revenue performance measurements paying out at 0%). We also lowered our total revenue 2021 target from our actual 2020 results. This was due to the anticipated impact on revenue from lease restructurings and the transition to cash basis accounting for certain lessees during the second half of 2020 which were not fully reflected in 2020 results, as well as our expectation that the number of lessees who may require lease restructurings, transition to cash basis accounting or become subject to insolvency proceedings was likely to increase during 2021 as the effects of prolonged pandemic-related travel restrictions put increasing pressure on the financial condition of our lessees.

2022 Proxy Statement   |  Air Lease Corporation  |  45

•

Adjusted pre-tax margin. We lowered our adjusted pre-tax margin target from actual 2020 results for the same reasons we reduced total revenue targets for 2021. In addition, our 2021 adjusted pre-tax margin target reflected our expectation that the impact of lease restructurings and other customer accommodations would reduce rental revenues, thus putting downward pressure on profitability.

2021 Performance Measures Results

In 2021, we delivered solid financial performance in an extremely challenging environment. When the leadership development and compensation committee established the 2021 performance measures in February and August 2021, the aviation industry was combating surging COVID-19 infections due to different variants that each significantly impacted air travel, making goal forecasting difficult. Despite the challenging environment, we successfully managed lease restructurings with our customers, including one of our largest customers, avoided a number of significant airline bankruptcies, completed debt financings at some of the lowest interest rates in our Company’s history, and ended the year with almost all of our owned fleet on lease with customers, while also taking advantage of unique opportunities that presented themselves during the year. As a result, the weighted average earned payout based on our performance for each six-month performance period in 2021 (Company Performance Factor) was 189%. A summary of these performance measures as well as the related first and second half 2021 results are as follows (dollars in millions):

Performance Measure	1H 2021 Goals					1H 2021 Result (Actual)
	Did Not Meet	Mostly Meets	Meets	Exceeds	Significantly Exceeds		Component Weighting	Weighted Payout

Financial Metrics

Total Revenue	$787	$837	$887	$937	$987	$967	30%	50%

Adjusted pre-tax margin (1)	0%	13.8%	16.3%	18.8%	32.6%	25.1%	30%	47%

Strategic Goals

Cumulative aircraft placements through 2023 (2)							20%	20%

Cumulative aircraft utilization (3)							20%	40%

Total (1H21 Company Performance Factor)								157%

Performance Measure	2H 2021 Goals					2H 2021 Result (Actual)
	Did Not Meet	Mostly Meets	Meets	Exceeds	Significantly Exceeds		Component Weighting	Weighted Payout

Financial Metrics

Total Revenue	$833	$883	$933	$983	$1,033	$1,122	30%	60%

Adjusted pre-tax margin (1)	0%	11.9%	14.4%	16.9%	28.8%	31%	30%	60%

Strategic Goals

Cumulative aircraft placements through 2023 (2)							20%	40%

Cumulative aircraft utilization (3)							20%	40%

Total (2H21 Company Performance Factor)								200%

Total (2021 Company Performance Factor) (4)								189%

(1)	Adjusted pre-tax margin is as defined and reported in the Company’s financial statements as filed with the SEC.
(2)	Cumulative aircraft placements were evaluated on an annual basis. We ended 2021 with 99% lease placement through 2023, significantly exceeding expectations.

46  |  Air Lease Corporation  |  2022 Proxy Statement

(3)	We ended the first half of 2021 with 95% lease utilization, significantly exceeding expectations. We ended the second half of 2021 with 99% lease utilization, significantly exceeding expectations.
(4)	Total 2021 Company Performance Factor is the sum of the weighted-average contribution of each performance measure for each period.

Our revenue performance in the first half and second halves of 2021 exceeded and significantly exceeded, respectively, our corresponding 2021 goals. This was primarily driven by increases in our revenue due to the opportunistic sale of our unsecured claims related to insolvency proceedings for Aeromexico that occurred in the first half of the year, a significant increase in our cash collections from Vietnam Airlines, one of our largest lessees, as well as other lessees that were on cash basis accounting during the second half of 2021, neither of which were foreseen at the time the 2021 goals were approved by the leadership development and compensation committee.

Similarly, our adjusted pre-tax margin exceeded and significantly exceeded our target performance levels for the first and second halves of 2021, respectively. This was due to the outperformance of our total revenue against target, as well as the favorable impact of successful financing transactions in 2021, including raising $3.7 billion in senior unsecured notes at a weighted average interest rate of 1.27%, the lowest funding cost in our Company’s history.

Our aircraft placements significantly exceeded our annual 2021 goal, which was put in place in February 2021, due to a number of significant aircraft placements around the globe, including a landmark 31-aircraft placement with a European customer in the third quarter of 2021. This placement was our largest, single placement (by number of aircraft) in our Company’s history.

Finally, our aircraft utilization significantly exceeded expectations in 2021. This was largely due to our management’s dedication in working with our customers to keep our aircraft on lease and the inherent quality of our fleet of young, fuel-efficient aircraft.

2021 Individual Opportunities and Performance Results

Each NEO had the opportunity to earn his target award (a percentage of base salary) based on Company performance, as modified by an individual performance factor (determined by the leadership development and compensation committee for 2021 to be between 0% and 120%), based on the achievement relative to individual performance goals. In the case of our Executive Chairman and our Chief Executive Officer, in no event can the award be in excess of 200% of target. We believe this individual performance modifier—which includes 100% downside leverage and only 20% upside leverage—provides the leadership development and compensation committee with the ability to adjust each individual NEO’s bonus opportunity to reflect the individual’s performance during the year.

In considering the individual performance of each of the NEOs, the leadership development and compensation committee took into account, among other things, their individual contributions to leadership within the Company, including their response to the extremely challenging conditions in the aviation industry as a result of the ongoing impact of the COVID-19 pandemic.

The leadership development and compensation committee recognized Messrs. Plueger’s and Udvar-Házy’s individual contributions leading the Company during the pandemic and maintaining strong relationships with the Company’s lessees. The committee also recognized Mr. Levy’s management of our airframe and engine manufacturing agreements, including the largest purchase order made by the Company in November 2021 and recognized Mr. Korde’s contributions within Asia and other critical regions to the Company’s operations. The committee also recognized Mr. Willis’ facilitating highly successful financing transactions, resulting in the Company’s lowest composite cost of funds for any period to-date.

2022 Proxy Statement   |  Air Lease Corporation  |  47

2021 Annual Performance-Based Bonus Results

After evaluating the Company’s performance relative to the guidelines established at the beginning of 2021 and taking into account individual contributions in 2021, the leadership development and compensation committee awarded Messrs. Levy, Korde and Willis annual cash performance bonuses in the amounts set forth below and the committee approved and recommended, and our independent Board of Directors approved, annual performance bonuses for Messrs. Udvar-Házy and Plueger in the amounts set forth below.

Name	Target Bonus	Corporate Factor	Individual Factor		Actual Bonus

Mr. Plueger	$1,500,000	189%	100	%(1)	$2,835,000

Mr. Udvar-Házy (2)	$2,160,000	189%	100	%(1)	$4,082,400

Mr. Levy	$820,000	189%	100%		$1,549,800

Mr. Korde	$735,000	189%	100%		$1,389,150

Mr. Willis	$700,000	189%	100%		$1,323,000

(1)

Except for any highly unusual circumstances, the leadership development and compensation committee and our Board of Directors deem that the Individual Factor assigned for our Chief Executive Officer and our Executive Chairman will be 100% so that their bonus is the Corporate Factor.

(2)

Our Executive Chairman’s 2021 annual bonus is structured so that in lieu of cash he was granted a stock bonus award in the form of restricted stock units (“RSUs”) on February 25, 2022, the date the dollar amount of his 2021 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to $4,082,400 (the dollar amount of his 2021 cash bonus) divided by $45.01 (the closing price of our common stock on February 25, 2022). We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and requiring an extended vesting period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Long-Term Equity Incentive Awards

Philosophy of Awarding Performance-Based Equity Incentive Compensation.    Consistent with our executive compensation objectives, the leadership development and compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide long-term equity incentive compensation comprised of both performance-based and time-based equity awards. In determining the value of annual long-term equity grants, the leadership development and compensation committee considers the executive’s total compensation, target cash, mix of long-term and short-term compensation and internal guidelines.

On February 25, 2021, we made long-term equity incentive awards to all of our NEOs as part of our planned equity grant cycle. These long-term equity incentive awards were in the form of performance-based Book Value and TSR RSU awards and Time-based RSU awards. These awards were made under our 2014 Equity Incentive Plan. All RSUs awarded in 2021 are denominated in share units, each of which is equivalent to one share of our Class A Common Stock.

Our leadership development and compensation committee established an overall value for each executive officer and applied a mix of 40% Book Value RSUs that vest based on attainment of book value goals, 25% TSR RSUs that vest based on attainment of total stockholder return goals, and 35% Time-based RSUs that vest in three annual installments on the anniversary of the grant date. The weighting resulted in 65% of each executive officer’s 2021 annual award being comprised of performance-based Book Value RSUs and TSR RSUs.

48  |  Air Lease Corporation  |  2022 Proxy Statement

The leadership development and compensation committee believes that a mix of both Book Value RSUs and TSR RSUs creates a balanced performance-based incentive because the RSUs provide executives with the incentive to steadily increase the book value of the Company while also seeking an overall increase in total stockholder return over a three-year period. In 2021, the committee continued to more heavily weight Book Value RSUs relative to TSR RSUs because it believed that incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders and create a mix of incentives that we believe will drive long-term performance.

The chart below shows the number of shares of Class A Common Stock underlying the 2021 long-term incentive awards at the time of grant:

	Target / Maximum Number of Book Value RSUs	Target / Maximum Number of TSR RSUs	Number of Time-based RSUs

Mr. Plueger	42,612/85,224	26,633/53,266	37,286

Mr. Udvar-Házy	29,088/58,176	18,179/36,358	25,452

Mr. Levy	7,754/15,508	4,846/9,692	6,784

Mr. Korde	8,552/17,104	5,344/10,688	7,483

Mr. Willis	9,372/18,744	5,858/11,716	8,201

Book Value RSUs.    The Book Value RSUs, which comprised 40% of the total 2021 annual award and vest on the attainment of book value goals at the end of the three-year performance period, provide the executives the incentive to increase the book value of the Company.

The degree to which the 2021 Book Value RSUs will vest will depend on whether the Company, over a three-year performance period, meets the book value performance measure. The leadership development and compensation committee reset the beginning per share book value for the 2021 Book Value RSU grants to the actual book value per share on December 31, 2020. The Company’s per share book value must increase by more than 6.25% from December 31, 2020 to December 31, 2023 for any of the shares to vest at the end of the three-year performance period and by more than 8.25% over the three-year performance period for the target number of Book Value RSUs to vest. The maximum number of Book Value RSUs would only be eligible to vest if we achieve a maximum per share book value growth target that is significantly higher than the threshold and target performance levels. Because the Company is a capital-intensive business (acquiring and leasing commercial aircraft), the book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value.

TSR RSUs.    TSR RSUs comprise 25% of the 2021 annual award. The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2021 through December 31, 2023, will depend on our ranking within the S&P MidCap 400 Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Percentage

85th or higher	200%

70th	150%

55th	100%

40th	50%

below 25th	0%

2022 Proxy Statement   |  Air Lease Corporation  |  49

The Company’s TSR is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management’s achievement of long-term growth in stockholder value. Comparing the Company’s TSR over a specified period of time to index companies’ returns over the same period of time is an objective external measure of the Company’s effectiveness in translating its results into stockholder returns. The committee uses the TSR goals against the S&P MidCap 400 Index as the leadership development and compensation committee believes it represents a broad range of investment alternatives with similar market capitalization as our Company. The committee also believes that tying a portion of our executive compensation to stockholder returns measured against stockholder returns of similarly capitalized companies emphasizes our pay-for-performance philosophy. As previously discussed, we operate in a highly specialized industry with a finite number of other direct comparator companies, many of which are foreign, private or are subsidiaries of other companies. For this reason, traditional industry-specific peer group benchmarking is challenging and would produce incomparable data.

Time-Based RSUs.    The Time-based RSUs, which comprise 35% of the total 2021 annual award, provide a retention incentive and vest in three annual installments of 33% on February 25, 2022, 33% on February 25, 2023, and 34% on February 25, 2024.

Vesting of Performance Awards Previously Granted.    The Company’s December 31, 2021 per share book value was $54.03, resulting in the vesting of 60% of the 2019 Book Value RSUs. The Company’s December 31, 2021 total stockholder return over the three-year performance period was 35.1%, placing it in the 46th percentile of the companies included in the S&P 400 MidCap Index over the performance period, resulting in the vesting of 70% of the 2019 TSR RSUs. The underlying shares were released and issued in accordance with the terms of the award agreements on February 17, 2022. Consistent with other pre-pandemic awards, we did not make any adjustments to the original per share book value targets to take into account the financial impacts of the pandemic on our business.

Other Compensation

Retirement Programs.    We maintain a 401(k) savings plan for our employees and, under the terms of the plan, will make matching contributions in amounts equal to 116% of up to 6% of the contributions made by each NEO.

Benefits and Perquisites.    Our NEOs generally receive the same healthcare benefits as our other employees. We pay Mr. Plueger’s premiums for a $2.0 million term life insurance policy payable to his beneficiaries and we pay Mr. Udvar-Házy’s premiums for a $5.0 million term life insurance policy payable to his beneficiaries. In addition, we pay the premiums for Messrs. Plueger, Udvar-Házy, Levy, Korde and Willis under our group term life insurance program, in which all of our employees participate.

Personal Use of Company Aircraft.    The Board of Directors adopted a travel policy that requires the Chief Executive Officer and President and the Executive Chairman to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. In 2021, the incremental cost of Messrs. Plueger’s and Udvar-Házy’s personal use of Company aircraft was approximately $68,026 and $87,769, respectively.

Executive Severance Plan

Under the Air Lease Corporation Executive Severance Plan effective as of February 21, 2017, as amended, Company employees who are senior vice presidents and above, who are designated by the leadership development and compensation committee (or persons appointed by the committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The committee has designated our executives and

50  |  Air Lease Corporation  |  2022 Proxy Statement

senior vice presidents as participants. The Executive Chairman of the Board of Directors and the Chief Executive Officer and President of the Company are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Executive Severance Plan.

2022 Executive Compensation Program

As described above, in determining 2022 target compensation, the leadership development and compensation committee considered, among other things, data from the S&P MidCap 400 Index and the Custom Benchmark Group for 2022, and then compared the proposed 2022 compensation to 2021 target compensation for each NEO. Specifically, the committee analyzed base salary, actual bonus paid, long-term incentive and total compensation. The leadership development and compensation committee also reviewed the mix of pay and compared that to the Custom Benchmark Group for 2022 and S&P MidCap 400 Index. Consideration of this analysis was critical to the committee’s decision to change the design of the 2022 executive compensation program.

Annual Compensation

Base Salary.    The 2022 base salaries for Messrs. Plueger and Udvar-Házy, did not change. The 2022 base salaries for Mr. Levy increased from $820,000 to $850,000, Mr. Korde increased from $735,000 to $765,000 and Mr. Willis increased from $700,000 to $735,000. In determining our NEO’s base salaries, the leadership development and compensation committee considered the market information described above.

Performance-Based Annual Incentives.    Subject to the achievement of key business results for 2022, we plan to pay performance-based annual incentives for 2022 to recognize individuals based on their contributions to those results. The leadership development and compensation committee developed the following 2022 performance-based guidelines for the payment of annual incentive awards to our NEOs:

Performance Measures(1)	Component Weighting

Financial Metrics

• Total Revenue	30%

• Adjusted Pre-tax Margin (2)	30%

Strategic Objectives

• Cumulative placement of aircraft through 2024, cumulative aircraft utilization goals for 2022 and other strategic metrics, including ESG metrics	40%
(1)	2022 performance period to be measured on a full-year basis.

(2)	As defined and reported in the Company’s financial statements as filed with the SEC.

For 2022, the leadership development and compensation committee is continuing to include a performance measure tied to the Company’s lease utilization rate at the end of 2022. The lease utilization rate is calculated based on the number of days each aircraft we own was subject to a lease or letter of intent during the year, weighted by the net book value of the aircraft. New for 2022, the leadership development and compensation committee added a performance measure tied to the Company’s achievement of certain other strategic metrics, including our first ESG metrics. We believe including our first ESG performance metrics in our performance measures will help accountability for progress on our human capital and sustainability goals and is aligned with feedback we received from shareholders.

2022 Proxy Statement   |  Air Lease Corporation  |  51

Mr. Udvar-Házy’s 2022 annual incentive will continue to be paid in a stock bonus award in the form of RSUs that have a grant date value equal to the amount of his incentive earned for 2022 performance, and will cliff vest two years from the date of grant, which will not occur until the amount of the annual bonus is determined in 2023. As a result, Mr. Udvar-Házy’s annual incentive will not be paid in cash. We continue to believe denominating our Executive Chairman’s annual bonus in stock and requiring an extended vesting period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Long-Term Equity Incentive Awards

We made long-term equity incentive awards to each of our NEOs on February 25, 2022 under the 2014 Equity Incentive Plan (the “2022 Awards”). These long-term equity incentive awards were in the form of Book Value and TSR RSUs and Time-based RSUs. Given the aircraft leasing industry’s gradual recovery from the COVID-19 pandemic, beginning primarily in the back half of 2021, the leadership development and compensation committee structured the 2022 Awards to return to our historical long-term equity incentive award structure that was in place prior to 2021, and increased the aggregate weighting of the performance-based TSR RSUs and Book Value RSUs to 75% from 65%. The leadership development and compensation committee believes that our historical mix of Book Value RSUs and TSR RSUs with an increased weighting of Book Value RSUs relative to TSR RSUs incentivizes our executives to grow our long-term book value per share, which, in a capital-intensive business like ours, will lead to value creation for stockholders and drive long-term performance.

Book Value RSUs, which comprise 50% of the total 2022 Awards, provide our executives with the incentive to increase the book value of the Company. The degree to which the 2022 Book Value RSUs will vest will depend on whether the Company, over a three-year performance period, meets the book value performance measure. The leadership development and compensation committee reset the beginning per share book value for the 2022 Book Value RSUs grants to the actual book value per share on December 31, 2021, so that the Company’s per share book value must increase from December 31, 2021 to December 31, 2024 for the shares to vest at the end of the three-year performance period. The 2022 Book Value RSUs cliff vest at the end of three years. Because the Company is in a capital-intensive business (acquiring and leasing commercial aircraft), book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value.

TSR RSUs, which comprise 25% of the total 2022 Awards, provide an incentive for our executives during the same three-year performance period to seek an overall increase in total shareholder return relative to the S&P 400 MidCap Index.

Time-based RSUs, which comprise 25% of the total 2022 Award, provide a retention incentive and vest in three annual installments of 33%, 33%, and 34% on February 25th in each of 2023, 2024, and 2025, respectively.

The chart below shows the number of shares of Class A Common Stock underlying the 2022 Awards at the time of grant:

	Target / Maximum Number of Book Value RSUs	Target / Maximum Number of TSR RSUs	Number of Time-based RSUs

Mr. Plueger	55,581/111,162	27,791/55,582	27,791

Mr. Udvar-Házy	38,675/77,350	19,338/38,676	19,338

Mr. Levy	11,190/22,380	5,596/11,192	5,596

Mr. Korde	10,060/20,120	5,031/10,062	5,031

Mr. Willis	9,647/19,294	4,823/9,646	4,823

52  |  Air Lease Corporation  |  2022 Proxy Statement

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. However, certain amounts payable to executives pursuant to written binding contracts that were in effect on November 2, 2017, including certain awards granted before November 2, 2017, that were based upon attaining pre-established performance measures that were set by the leadership development and compensation committee under a plan approved by our stockholders, may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the leadership development and compensation committee notes this deductibility limitation. However, the committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible. Section 409A of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the leadership development and compensation committee when determining equity-based compensation awards.

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis set forth above. The leadership development and compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the leadership development and compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Leadership Development and Compensation Committee

Cheryl Gordon Krongard, Chair

Marshall O. Larsen

Susan McCaw

Robert A. Milton

The foregoing report of the leadership development and compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

2022 Proxy Statement   |  Air Lease Corporation  |  53

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation paid to or earned by our NEOs during the fiscal years ended December 31, 2021, 2020 and 2019.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards* ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All other compensation ($)(3)	Total ($)
John L. Plueger Chief Executive Officer and President	2021	1,000,000	—	5,143,812		2,835,000		170,181	9,148,993
	2020	1,000,000	—	4,250,305		600,000		143,510	5,993,815
	2019	1,000,000	—	4,717,149		2,055,000		123,790	7,895,939
Steven F. Udvar-Házy Executive Chairman	2021	1,800,000	—	7,593,600	(4)	—	(4)	299,812	9,693,412
	2020	1,800,000	—	3,704,010	(4)	—	(4)	280,990	5,785,000
	2019	1,800,000	—	6,036,593	(4)	—	(4)	282,928	8,119,521
Grant A. Levy Executive Vice President	2021	820,000	—	935,949		1,549,800		44,960	3,350,709
	2020	820,000	—	872,445		344,400		44,960	2,081,805
	2019	820,000	—	1,032,400		1,123,400		43,740	3,019,540
Kishore Korde(5) Executive Vice President	2021	732,500	—	1,032,268		1,389,150		35,165	3,189,083
	2020	—	—	—		—		—	—
	2019	—	—	—		—		—	—
Gregory B. Willis Executive Vice President and Chief Financial Officer	2021	695,000	—	1,131,360		1,323,000		34,227	3,183,587
	2020	666,667	—	1,046,798		294,800		34,227	2,042,492
	2019	646,667	—	999,304		890,500		45,032	2,581,503

*	Stock awards consist of RSUs relating to shares of our Class A Common Stock.

(1)

Stock Awards:    Except as noted in footnote 4, these amounts represent the aggregate grant date fair value of awards of RSUs granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEO, are included in Note 11 “Stock Based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The value of the full award for each of Messrs. Plueger, Udvar-Házy, Levy, Korde and Willis at 200% maximum performance for the Book Value and TSR RSUs is $8,605,654, $9,956,661, $1,565,872, $1,726,977, and $1,892,773.

(2)

Non-Equity Incentive Plan Compensation:    The amount set forth for each of Messrs. Plueger, Levy, Korde and Willis represents his annual incentive award for the applicable year. In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs on February 25, 2022, the date the amount of his 2021 annual bonus was determined. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs granted to Mr. Udvar-Hazy are equal to the dollar amount of his 2021 cash bonus divided by the closing price of our common stock on the date of grant.

(3)

Premium Payments:    In 2021, we paid premiums on term life insurance and long-term supplemental disability policies for Messrs. Plueger, Udvar-Házy, Levy, Korde and Willis, in the aggregate amounts of $71,995, $181,883, $14,800, $12,545, and $11,607 respectively.

401(k) Employer Matching Contributions:    In 2021, we made matching contributions to a 401(k) savings plan that we maintain for our employees of $30,160 for each of Messrs. Plueger, Udvar-Házy, and Levy and $22,620 for each of Messrs. Korde and Willis, in accordance with our policy.

54  |  Air Lease Corporation  |  2022 Proxy Statement

Personal Aircraft Usage:    In 2021, the incremental cost of the personal use of the Company aircraft for Messrs. Plueger and Udvar-Hazy was $68,026 and $87,769 (see disclosure of Messrs. Plueger and Udvar-Házy’s personal use of company aircraft under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Personal Use of Company Aircraft).

(4)

In lieu of Mr. Udvar-Házy’s annual cash bonus, he was granted a stock bonus award in the form of RSUs. These RSUs cliff vest on the second anniversary of the date of grant. For his 2021 annual cash bonus the number of RSUs was equal to $4,082,400 (the dollar amount of his 2021 cash bonus) divided by $45.01 (the closing price of our common stock on February 25, 2022). The value of these RSUs is included in the “Stock Awards” column which also includes the value of Mr. Udvar-Házy’s annual RSU of $3,511,200.

(5)

Mr. Korde became a NEO of the Company based on his compensation for the year ended December 31, 2021. In accordance with applicable SEC rules, only compensation information for the year in which he was a NEO is included in the table above.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2021.

			Estimated future payouts under Non-equity incentive plan awards		Estimated future payouts under Equity incentive plan awards					All Other Stock Awards #	Grant date fair value of stock and option awards $(4)
Name	Grant date(s)(1)	Type of award	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)		Maximum (#)(3)
Mr. Plueger
		Annual Bonus	1,500,000	3,000,000	—	—		—		—	—
	2/25/2021	Book Value RSU	—	—	213	42,612		85,224		—	1,922,227
	2/25/2021	TSR RSU	—	—	6,658	26,633		53,266		—	1,539,614
	2/25/2021	Time Vesting RSU	—	—	—	—		—		37,286	1,681,971
Mr. Udvar-Házy
		Annual Bonus	—	—	—	2,160,000	(5)	4,320,000	(5)	—	—
	2/25/2021	Book Value RSU	—	—	145	29,088		58,176		—	1,312,160
	2/25/2021	TSR RSU	—	—	4,545	18,179		36,358		—	1,050,901
	2/25/2021	Time Vesting RSU	—	—	—	—		—		25,452	1,148,140
Mr. Levy
		Annual Bonus	820,000	1,640,000	—	—		—		—	—
	2/25/2021	Book Value RSU	—	—	39	7,754		15,508		—	349,783
	2/25/2021	TSR RSU	—	—	1,212	4,846		9,692		—	280,140
	2/25/2021	Time Vesting RSU	—	—	—	—		—		6,784	306,026
Mr. Korde
		Annual Bonus	735,000	1,470,000	—	—		—		—	—
	2/25/2021	Book Value RSU	—	—	43	8,552		17,104		—	385,781
	2/25/2021	TSR RSU	—	—	1,336	5,344		10,688		—	308,929
	2/25/2021	Time Vesting RSU	—	—	—	—		—		7,483	337,558
Mr. Willis
		Annual Bonus	700,000	1,400,000	—	—		—		—	—
	2/25/2021	Book Value RSU	—	—	47	9,372		18,744		—	422,771
	2/25/2021	TSR RSU	—	—	1,465	5,858		11,716		—	338,642
	2/25/2021	Time Vesting RSU	—	—	—	—		—		8,201	369,947

(1)	Grant Date: The grant date for the RSU award is the effective date of grant approved by the leadership development and compensation committee of our Board of Directors.

2022 Proxy Statement   |  Air Lease Corporation  |  55

(2)

Estimated future payouts under Equity incentive plan awards Threshold:    (i) represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases 6.26% resulting in a 0.5% payout as of December 31, 2023, and (ii) represents the number of shares issuable under total stockholder return (TSR) RSUs if the company’s ranking within the S&P MidCap 400 Index is at the 25th percentile as of December 31, 2023.

(3)

Estimated future payouts under Equity incentive plan awards Maximum:    (i) represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases resulting in a 200% payout as of December 31, 2023, and (ii) represents the number of shares issuable under TSR RSUs if the company’s ranking within the S&P MidCap 400 Index is at 85th percentile or higher as of December 31, 2023.

(4)

Grant date fair value of stock and option awards:    The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 11 “Stock Based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(5)

Grant date fair value of stock and option awards:    In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs that cliff vest on the second anniversary of the date of grant. The number of RSUs granted are equal to the dollar amount of Mr. Udvar-Házy’s 2021 cash bonus divided by the closing price of our common stock on the date of grant.

56  |  Air Lease Corporation  |  2022 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2021.

	Option awards				Stock awards*
Name	Grant date	Number of securities underlying unexercised options exercisable (#)	Option exercise price ($)	Option expiration date	Number of Units that have not vested	Market value of Units that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(1)
Mr. Plueger	2/20/2019	—	—	—	—	—	35,404(2)	1,565,919
	2/20/2019	—	—	—	—	—	20,651(3)	913,394
	2/20/2019	—	—	—	10,032(4)	443,715	—	—
	2/13/2020	—	—	—	—	—	46,769(5)	2,068,593
	2/13/2020	—	—	—	—	—	23,384(6)	1,034,274
	2/13/2020	—	—	—	15,668(7)	692,996	—	—
	2/25/2021	—	—	—	—	—	42,612(8)	1,884,729
	2/25/2021	—	—	—	—	—	26,633(9)	1,177,978
	2/25/2021	—	—	—	37,286(10)	1,649,160	—	—
Mr. Udvar-Házy	2/20/2019	—	—	—	—	—	23,098(2)	1,021,625
	2/20/2019	—	—	—	—	—	13,472(3)	595,867
	2/20/2019	—	—	—	6,544(4)	289,441	—	—
	2/13/2020	—	—	—	—	—	31,250(5)	1,382,188
	2/13/2020	—	—	—	—	—	15,625(6)	691,094
	2/13/2020	—	—	—	10,469(7)	463,044	—	—
	2/13/2020	—	—	—	65,325(11)	2,889,325	—	—
	2/19/2021	—	—	—	19,209(12)	849,614	—	—
	2/25/2021	—	—	—	—	—	29,088(8)	1,286,562
	2/25/2021	—	—	—	—	—	18,179(9)	804,057
	2/25/2021	—	—	—	25,452(10)	1,125,742	—	—
Mr. Levy	2/20/2019	—	—	—	—	—	7,748(2)	342,694
	2/20/2019	—	—	—	—	—	4,520(3)	199,920
	2/20/2019	—	—	—	2,197(4)	97,173	—	—
	2/13/2020	—	—	—	—	—	9,600(5)	424,608
	2/13/2020	—	—	—	—	—	4,800(6)	212,304
	2/13/2020	—	—	—	3,216(7)	142,244	—	—
	2/25/2021	—	—	—	—	—	7,754(8)	342,959
	2/25/2021	—	—	—	—	—	4,846(9)	214,339
	2/25/2021	—	—	—	6,784(10)	300,056	—	—
Mr. Korde	2/20/2019	—	—	—	—	—	6,277(2)	277,632
	2/20/2019	—	—	—	—	—	3,661(3)	161,926
	2/20/2019	—	—	—	1,780(4)	78,729	—	—
	2/13/2020	—	—	—	—	—	9,952(5)	440,177
	2/13/2020	—	—	—	—	—	4,976(6)	220,088
	2/13/2020	—	—	—	3,334(7)	147,463	—	—
	2/25/2021	—	—	—	—	—	8,552(8)	378,255
	2/25/2021	—	—	—	—	—	5,344(9)	236,365
	2/25/2021	—	—	—	7,483(10)	330,973	—	—
Mr. Willis	2/20/2019	—	—	—	—	—	7,500(2)	331,725
	2/20/2019	—	—	—	—	—	4,375(3)	193,506
	2/20/2019	—	—	—	2,126(4)	94,033	—	—
	2/13/2020	—	—	—	—	—	11,519(5)	509,485
	2/13/2020	—	—	—	—	—	5,759(6)	254,721
	2/13/2020	—	—	—	3,859(7)	170,684	—	—
	2/25/2021	—	—	—	—	—	9,372(8)	414,524
	2/25/2021	—	—	—	—	—	5,858(9)	259,099
	2/25/2021	—	—	—	8,201(10)	362,730	—	—

*	Shares underlying the Stock Awards are shares of Class A Common Stock.

(1)	The market value shown is based on the closing price of our Class A Common Stock as of December 31, 2021, which was $44.23.

2022 Proxy Statement   |  Air Lease Corporation  |  57

(2)

The Book Value RSUs granted to our NEOs on February 20, 2019, cliff vest at the end of the three-year performance period, which commenced on January 1, 2019, but only if the Company has met certain per share book value targets as of December 31, 2021. 60% of the Book Value RSUs vested on December 31, 2021 and were released in February 2022.

(3)

The TSR RSUs granted to our NEOs on February 20, 2019, cliff vest at the end of the three-year performance period, which runs from January 1, 2019 through December 31, 2021, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. 70% of the TSR RSUs vested on December 31, 2021 and were released in February 2022.

(4)

The Time Vesting RSUs granted to our NEOs on February 20, 2019, vest annually in three installments. The first installment of 33% vested on February 20, 2020, the second installment of 33% vested on February 20, 2021, and the third installment of 34% vested on February 20, 2022.

(5)

The Book Value RSUs granted to our NEOs on February 13, 2020, cliff vest at the end of the three-year performance period, which commenced on January 1, 2020, but only if the Company has met certain per share book value targets as of December 31, 2022. The number of Book Value RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(6)

The TSR RSUs granted to our NEOs on February 13, 2020, cliff vest at the end of the three-year performance period, which runs from January 1, 2020 through December 31, 2022, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(7)

The Time Vesting RSUs granted to our NEOs on February 13, 2020, vest annually in three installments. The first installment of 33% vested on February 13, 2021, the second installment of 33% vested on February 13, 2022, and the third installment of 34% will vest on February 13, 2023.

(8)

The Book Value RSUs granted to our NEOs on February 25, 2021, cliff vest at the end of the three-year performance period, which commenced on January 1, 2021, but only if the Company has met certain per share book value targets as of December 31, 2023. The number of Book Value RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(9)

The TSR RSUs granted to our NEOs on February 25, 2021, cliff vest at the end of the three-year performance period, which runs from January 1, 2021 through December 31, 2023, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(10)

The Time Vesting RSUs granted to our NEOs on February 25, 2021, vest annually in three installments. The first installment of 33% vested on February 25, 2022, the second installment of 33% will vest on February 25, 2023, and the third installment of 34% will vest on February 25, 2024.

(11)

The Time Vesting RSUs granted to Mr. Udvar-Házy on February 13, 2020 in lieu of his cash bonus cliff vested on February 13, 2022 and were released. The number of RSUs granted is equal to the dollar amount of Mr. Udvar-Házy’s 2019 cash bonus divided by the closing price of our common stock on the date of grant.

(12)

The Time Vesting RSUs granted to Mr. Udvar-Házy on February 19, 2021 in lieu of his cash bonus will cliff vest on February 19, 2023. The number of RSUs granted is equal to the dollar amount of Mr. Udvar-Házy’s 2020 cash bonus divided by the closing price of our common stock on the date of grant.

58  |  Air Lease Corporation  |  2022 Proxy Statement

Option Exercises and Stock Vested

The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2021.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Mr. Plueger	—	—	73,493	3,364,678
Mr. Udvar-Házy	—	—	138,255	6,256,947
Mr. Levy	—	—	15,587	713,690
Mr. Korde	—	—	10,664	486,146
Mr. Willis	—	—	13,072	596,349

(1)	Shares acquired were from awards made in 2018, 2019 and 2020, including, for Mr. Udvar-Házy, his 2019 annual bonus RSUs which cliff vested in February 2021.

(2)	Represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the vesting date.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

Employment Agreements

Our Company does not have any employment agreements with its NEOs.

Other Employment Arrangements

In connection with Mr. Udvar-Házy becoming our Executive Chairman and Mr. Plueger becoming our Chief Executive Officer and President, the Company entered into Severance Agreements with each of these officers, effective July 1, 2016. As described in the discussion and tables below, Messrs. Udvar-Házy’s and Plueger’s Severance Agreements and the Executive Severance Plan that became effective February 22, 2017, as amended, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances, including following a change in control. Certain of our employee benefits plans, including our 2014 Equity Incentive Plan and our NEOs’ award agreements under each of the plans, also provide for such benefits. Although an employee is entitled to severance benefits under any applicable Company agreement, an employee’s benefit under the Executive Severance Plan will be reduced by any other severance or termination payments received; currently the Executive Severance Plan provides the maximum severance or termination payments to be received.

Severance Agreements with our Chief Executive Officer and President and our Executive Chairman

Severance Agreement with each of Mr. Plueger and Mr. Udvar-Házy.    The Severance Agreements between the Company and Mr. Plueger and Mr. Udvar-Házy were effective as of July 1, 2016, and terminate on the third anniversary of the effective date, July 1, 2019, (the “Term”), subject to automatic additional one-year extensions, unless terminated by either party with at least 90 days’ notice. The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements are substantially the same and, except with respect to the equity award provisions described below, each of the Severance Agreements provide for severance benefits that are substantially similar to the severance benefits previously provided for in each of Messrs. Udvar-Házy’s and Plueger’s employment agreements.

2022 Proxy Statement   |  Air Lease Corporation  |  59

Termination Provisions under the Severance Agreements.    The terms of each of Mr. Plueger’s and Mr. Udvar-Házy’s Severance Agreements relating to termination of employment are described below:

(i)

Termination without Cause or by the executive for Good Reason Other Than within 24 months of a Change in Control.    If the executive’s employment is terminated by us without Cause or by the executive for Good Reason (other than within 24 months of a change in control), as defined in his Severance Agreement and described below, he will be entitled to receive, subject in certain circumstances to delivering certain releases and/or agreements, the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual Company performance;
•	salary continuation, continued health coverage, and continued payment by us of the premiums for his group term life insurance policy until the second anniversary of the date of such termination;
•

two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination, payable in substantially equal installments over the two-year period following the termination of his employment; and

•	pro rata vesting based on actual Company performance for any then current performance periods for performance-based equity awards granted during the Term of the Severance Agreement.

(ii)

Termination without Cause or by executive for Good Reason within 24 months of a Change in Control.    If the termination described above is within 24 months of a Change in Control, as defined under the 2014 Equity Incentive Plan and any successor plan, subject in certain circumstances to delivering certain releases and/or agreements, he will be entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus;
•	a lump sum cash payment representing the costs of providing benefits under the group health plans in which he was participating at the time of termination of employment for a period of two years;
•	a lump sum cash payment of the premiums for his group term life insurance for a period of two years;
•	full vesting at target level of performance for performance-based equity awards granted during the Term of the Severance Agreement; and
•

if any of the executive’s benefits are parachute payments, the executive will be entitled to (a) his benefits reduced so that no portion of such benefits is subject to excise tax or (b) his benefits without any such reduction, whichever is greater on an after-tax-basis.

(iii)

Termination due to disability or death.    If the executive’s employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to

60  |  Air Lease Corporation  |  2022 Proxy Statement

the last calendar year completed during his employment. In addition, he will be entitled to receive the following:

•	a prorated annual bonus with respect to the calendar year in which such termination occurs; and
•	continued vesting based on actual Company performance for performance-based equity awards granted during the Term of the Severance Agreement.

(iv)

Termination for Cause or by executive without Good Reason.    If the executive’s employment is terminated for cause, or he terminates his employment without Good Reason, he will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment.

“Cause” is defined for the purposes of each Severance Agreement as (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties; or (iv) breach in any material respect of the terms and provisions of the Severance Agreement. The Severance Agreement provides that in the event of termination of the executive’s employment pursuant to clauses (iii) or (iv), the Company shall provide the executive with a notice of termination not more than 30 days following the occurrence of such event (or if later, the Company’s actual knowledge of such event). The executive may not be terminated for “Cause” unless such termination is approved by a vote of the majority of the entire Board of Directors (or such other vote required pursuant to the by-laws of the Company) at a meeting duly called and held at which the executive has the right to be present and be heard.

“Good Reason” under each Severance Agreement includes (i) the material reduction of the executive’s authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company or the failure to report directly to the Board of Directors; (ii) a reduction in his then current annual salary; or (iii) the relocation of his office more than 35 miles from his then current office location. The executive must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute “Good Reason”.

The executive will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under his Severance Agreement will be subject to offset in the event that the executive does mitigate.

Equity Award Arrangements

Messrs. Plueger and Udvar-Házy were each granted a Time-based RSU in each annual equity grant since 2018. These Time-based RSUs vest annually in three installments of 33%, 33% and 34%, respectively, on the anniversary of the date of grant; provided however, if either of their employment is terminated prior to vesting (i) without Cause or for Good Reason (as such terms are defined in the award agreement) within twenty-four months of a Change in Control (as such term is defined in the award agreement) or if their employment is terminated by reason of death or Disability (as such term is defined in the award agreement), the RSU will immediately vest in full or (ii) without Cause or for Good Reason outside of twenty-four months of a Change in Control prior to vesting, the RSU will pro rata vest through the date of termination.

Mr. Udvar-Házy was granted on February 13, 2020, February 19, 2021 and February 25, 2022 a stock bonus award in the form of Time-based RSUs (“Bonus RSUs”) in lieu of his 2019, 2020 and 2021 annual cash incentive, respectively. Each of these Bonus RSUs had a value on the grant date equal to the dollar amount of his cash incentive earned in 2019, 2020 and 2021, respectively. Mr. Udvar-Házy’s 2020 Bonus

2022 Proxy Statement   |  Air Lease Corporation  |  61

RSUs vested on February 13, 2022. Each of the 2021 and 2022 Bonus RSUs will cliff vest (100%) on the second anniversary of the date of grant, provided however, if Mr. Udvar-Házy’s employment is terminated prior to vesting (i) (a) without Cause or for Good Reason within twenty-four months of a Change in Control or (b) by reason of death or Disability or (c) by reason of retirement as approved by the leadership development and compensation committee, in writing, the RSU will immediately vest in full or (ii) without Cause or for Good Reason other than within twenty-four months of a Change in Control prior to vesting, the RSU will pro rata vest through the date of termination. All capitalized terms are defined in the award agreement.

Executive Severance Plan

The Board of Directors approved and adopted the Air Lease Corporation Executive Severance Plan (“Severance Plan”), effective as of February 22, 2017. Under the Severance Plan, Company employees who are senior vice presidents and above, who are designated by the leadership development and compensation committee (or persons appointed by the committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The leadership development and compensation committee has designated our executive and senior vice presidents as participants. The Chief Executive Officer and President and the Executive Chairman are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Severance Plan.

Termination without Cause by the Company Other Than within Twenty-Four Months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause, as defined in the Severance Plan, other than within twenty-four months of a Change in Control, as defined under the Company’s 2014 Equity Incentive Plan, the Covered Employee will be entitled to receive the following:

•

accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his or her employment (“Accrued Benefits”);

•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual performance;
•	immediate pro rata vesting of any outstanding deferred bonus awards granted under the Company’s Amended and Restated Deferred Bonus Plan (“Deferred Bonus Plan”);
•

an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) the average of the annual bonus payments received during the thirty-six month period immediately prior to the Covered Employee’s date of termination, multiplied by a multiplier of 1x for executive vice presidents and by a multiplier of .5x for senior vice presidents, payable in substantially equal installments over one year from the date of termination for executive officers and six months from the date of termination for senior vice presidents;

•	continued health coverage until one year from the date of termination for executive vice presidents and six months from the date of termination for senior vice presidents;
•	pro rata vesting based on actual Company performance for any then current performance periods for outstanding performance-based equity awards; and
•	pro rata vesting through date of termination for outstanding time-based equity awards.

Termination without Cause or by the Covered Employee for Good Reason within 24 months of a Change in Control.    If a Covered Employee’s employment is terminated by the Company without Cause or is

62  |  Air Lease Corporation  |  2022 Proxy Statement

terminated by a Covered Employee for Good Reason, as defined in the Severance Plan, within 24 months of a Change in Control, the Covered Employee will be entitled to receive the following:

•	Accrued Benefits;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	full vesting of any outstanding deferred bonus awards granted under the Company’s Deferred Bonus Plan;
•

a lump sum cash payment in an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) target annual bonus for the calendar year in which the termination occurs, multiplied by a multiplier of 2x for executive vice presidents and by a multiplier of 1x for senior vice presidents;

•

a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the Covered Employee was participating at the time of termination of employment for two years for executive vice presidents and one year for senior vice presidents;

•	full vesting at target level of performance for outstanding performance-based equity awards for any open performance periods; and
•	full vesting for outstanding time-based equity awards.

Termination due to disability or death.     If a Covered Employee’s employment is terminated due to disability or death, the Covered Employee or his or her estate or beneficiaries will be entitled to receive:

•	Accrued Benefits;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs;
•	continued vesting based on actual Company performance for outstanding performance-based equity awards; and
•	full vesting for outstanding time-based equity awards.

If any of the Covered Employee’s benefits are parachute payments, the Covered Employee will be entitled to (a) his or her benefits reduced so that no portion of such benefits is subject to excise tax or (b) his or her benefits without any such reduction, whichever is greater on an after-tax-basis.

The Board of Directors may amend, modify or terminate the Severance Plan at any time in its sole and exclusive discretion subject to certain limitations.

Potential Payments upon Termination or Change in Control

The following tables describe and quantify payments and benefits to which our NEOs would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2021. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Under the terms of the 2014 Equity Incentive Plan, a change in control generally means the first to occur of the following: (i) an acquisition by any person or group of beneficial ownership of 35% or more, on a fully diluted basis, of our outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, excluding any acquisition by the Company or any affiliate, any acquisition directly from the Company, any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate or any acquisition that complies with clauses (A), (B), and (C) of clause (iv); (ii) individuals who were members of our Board on the effective date, and directors whose election or nomination for election was approved by a vote of at least two-thirds of such incumbent directors, cease to constitute at least a majority of our board; (iii) our complete dissolution or liquidation; or (iv) the consummation of a merger, consolidation, statutory share

2022 Proxy Statement   |  Air Lease Corporation  |  63

exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction that requires the approval of our stockholders, unless immediately following any such transaction, (A) the majority of the total voting power of the surviving company (or parent corporation with voting power to elect a majority of the directors of the surviving company) is represented by our outstanding voting securities that were outstanding before the transaction and held by the holders thereof in substantially the same proportion as before the transaction, (B) no person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the parent company or, absent a parent company, the surviving company, and (C) at least two-thirds of the directors of the parent company (or surviving company) following such transaction were members of our board at the time of the board approval for such transaction.

Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his employment.

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$7,785,000	(a)	$2,835,000	(b)	$—	$9,000,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	1,322,410	(d)	2,785,871	(e)	—	2,785,871	(e)
Performance Vested RSUs	—	5,568,793	(f)	8,644,886	(g)	—	8,644,886	(g)
Benefits and perquisites
Term life insurance	—	13,554	(h)	—		—	13,554	(h)
Benefits	—	75,720	(i)	—		—	75,720	(i)
Total	$—	$14,765,477		$14,265,757		$—	$20,520,031

(a)

Represents the aggregate of Mr. Plueger’s annual bonus for 2021 based on actual company performance, salary continuation at an annual rate of $1.0 million through December 31, 2023, and two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Plueger’s annual bonus for 2021 based on actual company performance.

(c)	Represents the aggregate of Mr. Plueger’s target annual bonus for 2021 and three times the sum of his base salary and target annual bonus for 2021.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2019, February 2020, and February 2021.

(e)	Represents full vesting for the time vested RSUs granted in February 2019, February 2020, and February 2021.

(f)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February

64  |  Air Lease Corporation  |  2022 Proxy Statement

2021, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. $2,479,313 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

(g)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes full vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes full vesting. $2,479,313 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Plueger that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Plueger is $1.0 million.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2021.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$11,930,400	(a)	$4,082,400	(b)	$—	$14,040,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	2,934,241	(d)	5,617,166	(e)	—	5,617,166	(e)
Performance Vested RSUs	—	3,696,552	(f)	5,781,392	(g)	—	5,781,392	(g)
Benefits and perquisites
Term life insurance	—	10,560	(h)	—		—	10,650	(h)
Benefits	—	75,720	(i)	—		—	75,720	(i)
Total	$—	$18,647,473		$15,480,958		$—	$25,524,838

(a)

Represents the aggregate of Mr. Udvar-Házy’s annual bonus for 2021 based on actual company performance, salary continuation at an annual rate of $1.8 million through December 31, 2023, and two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Udvar-Házy’s annual bonus for 2021 based on actual company performance.

(c)	Represents the aggregate of Mr. Udvar-Házy’s target annual bonus for 2021 and three times the sum of his base salary and target annual bonus for 2021.

2022 Proxy Statement   |  Air Lease Corporation  |  65

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2019, February 2020, February 2021 and the Bonus RSUs granted in 2020 and 2021.

(e)

Represents full vesting for the time vested RSUs granted in February 2019, February 2020, February 2021 and the Bonus RSUs granted in 2020 and 2021. This full vesting for the Bonus RSUs would also apply in the event of a retirement as approved by the leadership development and compensation committee.

(f)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. $1,617,491 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

(g)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes full vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes full vesting. $1,617,491 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Udvar-Házy that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Udvar-Házy is $500,000.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2021.

66  |  Air Lease Corporation  |  2022 Proxy Statement

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$3,181,600	(a)	$1,549,800	(b)	$—	$4,100,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	266,410	(d)	539,473	(e)	—	539,473	(e)
Performance Vested RSUs	—	1,152,988	(f)	1,736,824	(g)	—	1,736,824	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	53,352	(h)	—		—	106,704	(i)
Outplacement	—	—		—		—	—
Total	$—	$4,654,349		$3,826,097		$—	$6,483,001

(a)	Represents the aggregate of Mr. Levy’s annual bonus for 2021 based on actual company performance, salary for 2021 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Levy’s annual bonus for 2021 based on actual company performance.

(c)	Represents the aggregate of Mr. Levy’s target annual bonus for 2021 and two times 2021 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2019, February 2020, and February 2021.

(e)	Represents full vesting for the time vested RSUs granted in February 2019, February 2020, and February 2021.

(f)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. $542,614 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

(g)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes full vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes full vesting. $542,614 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

2022 Proxy Statement   |  Air Lease Corporation  |  67

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2021.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2021.

Post-employment and change in control payments—Mr. Korde

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,827,417	(a)	$1,389,150	(b)	$—	$3,675,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	260,812	(d)	557,165	(e)	—	557,165	(e)
Performance Vested RSUs		1,084,608	(f)	1,714,443	(g)	—	1,714,443	(g)
Benefits and perquisites							—
Term life insurance	—	—		—		—	—
Benefits	—	53,352	(h)	—		—	106,704	(i)
Outplacement	—	—		—		—	—
Total	$—	$4,226,189		$3,660,759		$—	$6,053,313

(a)	Represents the aggregate of Mr. Korde’s annual bonus for 2021 based on actual company performance, salary for 2021 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Korde’s annual bonus for 2021 based on actual company performance.

(c)	Represents the aggregate of Mr. Korde’s target annual bonus for 2021 and two times 2021 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2019, February 2020, and February 2021.

(e)	Represents full vesting for the time vested RSUs granted in February 2019, February 2020, and February 2021.

(f)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. $439,558 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

68  |  Air Lease Corporation  |  2022 Proxy Statement

(g)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes full vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes full vesting. $439,558 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2021.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2021.

Post-employment and change in control payments—Mr. Willis

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,670,030	(a)	$1,323,000	(b)	$—	$3,500,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	298,912	(d)	627,447	(e)	—	627,447	(e)
Performance Vested RSUs		1,259,243	(f)	1,963,060	(g)	—	1,963,060	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	53,352	(h)	—		—	106,704	(i)
Outplacement	—	—		—		—	—
Total	$—	$4,281,537		$3,913,507		$—	$6,197,211

(a)	Represents the aggregate of Mr. Willis’ annual bonus for 2021 based on actual company performance, salary for 2021 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Willis’ annual bonus for 2021 based on actual company performance.

(c)	Represents the aggregate of Mr. Willis’ target annual bonus for 2021 and two times 2021 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2019, February 2020, and February 2021.

(e)	Represents full vesting for the time vested RSUs granted in February 2019, February 2020, and February 2021.

2022 Proxy Statement   |  Air Lease Corporation  |  69

(f)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes pro-rata vesting. $525,231 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

(g)

With respect to the Book Value RSUs granted in February 2019 for which the performance period ended December 31, 2021, assumes vesting of 60% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2020 and February 2021, assumes full vesting. With respect to TSR RSUs granted in February 2019, assumes vesting of 70% of TSR RSUs based on our 46th percentile ranking in the S&P 400 MidCap Index as of December 31, 2021. With respect to TSR RSUs granted in February 2020 and February 2021, assumes full vesting. $525,231 of this value represents awards for which the performance period ended on December 31, 2021 and for which the underlying shares were released in February 2022.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2021.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2021.

2021 CEO Pay Ratio

The 2021 annual total compensation of the Company’s CEO was $9,148,993. The 2021 annual total compensation of the median employee (excluding the CEO) was $268,423. The ratio between the two amounts is 34:1.

The Company believes that the ratio of pay included above is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

To determine the pay ratio, we took the following steps: For 2021 we identified the median employee using our employee population consisting of 129 employees on December 31, 2021, the last day of the last month in our fiscal year. We identified the median employee based on gross wages paid in 2021 as reported on form W-2. We did not make any assumptions, adjustments or estimates with respect to gross wages paid in 2021.

As required by SEC rules, after identifying our median employee, we calculated annual total compensation for both our median employee and our CEO using the same methodology that we used to determine our NEOs’ annual compensation for the Summary Compensation Table. This information is being provided for compliance purposes. Neither the leadership development and compensation committee nor management of the Company used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

70  |  Air Lease Corporation  |  2022 Proxy Statement

Audit-Related Matters

Audit Committee Report

The audit committee has reviewed and discussed the Company’s audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board, the SEC, and by the audit committee’s charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2021, which was filed with the SEC on February 17, 2022.

Audit Committee

Matthew J. Hart, Chair

Yvette Hollingsworth Clark*

Robert A. Milton

Ian M. Saines

*	Ms. Hollingsworth Clark was appointed to the Audit Committee effective May 24, 2021.

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

Independent Auditor Fees and Services

KPMG LLP served as our independent registered public accounting firm in 2021 and 2020. Services provided by KPMG and related fees in each of those years were as follows:

	2021	2020
Audit Fees	$1,343,300	$1,290,855
Audit-Related Fees(1)	287,600	242,525
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,630,900	$1,533,380

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

2022 Proxy Statement   |  Air Lease Corporation  |  71

Auditor Services Pre-Approval Policy

Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

The audit committee approved all audit and audit-related services provided by KPMG during 2021 and 2020 in accordance with this policy.

72  |  Air Lease Corporation  |  2022 Proxy Statement

Other Matters

General Information

When and where is the Annual Meeting being held?

The Annual Meeting will be held virtually via a live audio webcast on Wednesday, May 4, 2022 at 7:30 a.m., Pacific Time, at www.cesonlineservices.com/al22_vm. As described below, we believe that we have structured our virtual meeting to provide stockholders the same participation rights as if the meeting were held in person, including the ability to vote shares electronically at the meeting and ask questions in accordance with the rules of conduct for the meeting.

What is the purpose of this Proxy Statement?

The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information on how to attend the virtual meeting and to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement and the Notice of Annual Meeting are first being made available to stockholders on or about March 24, 2022.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials in the mail?

Pursuant to SEC rules, we have elected to provide certain of our stockholders access to our proxy materials, including this Proxy Statement and our 2021 Annual Report, on the internet as provided for in our Notice of Internet Availability of Proxy Materials (the “Notice”) instead of sending a full set of printed proxy materials. Brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review the important information contained in the proxy materials. The Notice also instructs you on how you may vote over the internet, by telephone or mail. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. If you request printed materials by mail, these printed proxy materials also include the voting instruction form for the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock entitled to vote at the Annual Meeting must be present or represented at the Annual Meeting. This is called a quorum. Your shares will be counted for purposes of determining whether a quorum is present if (a) you are entitled to vote and you are present at the Annual Meeting or (b) you have properly voted by proxy online, by phone or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Who may attend and vote at the Annual Meeting?

Stockholders of record of the 114,249,099 shares of our Class A Common Stock issued and outstanding at the close of business on March 8, 2022, which is the record date for the Annual Meeting (the “Record Date”), are entitled to attend the Annual Meeting and to one vote on each matter voted upon at the Annual Meeting for each share held. Stockholders of record of our Class A Common Stock and beneficial owners of shares held in street name as of the record date can attend and vote using the methods described below under “How do I pre-register to attend and vote at the Annual Meeting?” There is no cumulative voting. A list of stockholders of record will be available at www.cesonlineservices.com/al22_vm during the Annual Meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting.

2022 Proxy Statement   |  Air Lease Corporation  |  73

What happens if I experience technical difficulties during the Annual Meeting?

If you have difficulty accessing the Annual Meeting, please follow the instructions contained in the reminder email you will receive the evening before the Annual Meeting. We will have technicians available to assist you.

What happens if the Company experiences technical difficulties during the Annual Meeting?

If we experience technical difficulties at the meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the Annual Meeting to a later date and will provide notice of the date and time of such adjourned meeting at the website listed above.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” of the shares with respect to those shares, and the proxy materials were made available directly to you by the Company.

If your shares are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record (a “custodian”), then you are considered the “beneficial owner” of the shares, and the shares are considered to be held in “street name”. As a beneficial owner, the proxy materials were made available to you by the organization holding your shares and you have the right to instruct your broker, bank, trustee or nominee how to vote your shares. Your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions.

How do I pre-register to attend the Annual Meeting?

You must pre-register by 7:30 a.m. Pacific Time on Tuesday, May 3, 2022 to attend the meeting, as follows:

Stockholders of Record: You may register to attend the Annual Meeting virtual webcast by visiting www.cesonlineservices.com/al22_vm and following the instructions or emailing proof of your ownership of our Class A Common Stock as of the Record Date to ALRegister@Proxy-Agent.com. Your proof of ownership may include a copy of your proxy card received from the Company or a statement showing your ownership of shares of our Class A Common Stock as of the Record Date. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 7:30 a.m. Pacific Time on Tuesday, May 3, 2022.

Beneficial Owners: If your shares of our Class A Common Stock are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record, as of the Record Date, you may register to attend the Annual Meeting by visiting www.cesonlineservices.com/al22_vm and following the instructions or emailing ALRegister@Proxy-Agent.com and attaching the evidence that you beneficially owned shares of our Class A Common Stock as of the Record Date, which evidence may consist of a copy of the voting instruction form provided by your broker, bank, financial institution or other nominee or intermediary, an account statement, or a letter or legal proxy from such custodian. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 7:30 a.m. Pacific Time on Tuesday, May 3, 2022.

If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor: D.F. King & Co, Inc., toll free at (800) 549-6864 for assistance.

74  |  Air Lease Corporation  |  2022 Proxy Statement

You may log in 30 minutes before the start of the Annual Meeting. Stockholders are encouraged to log into the online webcast prior to the start of the Annual Meeting to provide time to test their internet-connected device’s connectivity and audio system and to download the required software, if needed.

The confirmation and reminder emails that are sent to those that pre-register contain a “System Test” link and an “FAQ” link with support information if technical support is needed.

How do I ask questions at the Annual Meeting?

Stockholders or their proxy holders that have accessed the Annual Meeting may submit questions during the Annual Meeting that are pertinent to the Company and the items being brought before a vote at the Annual Meeting, as time permits and in accordance with our Rules of Procedure for the Annual Meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting website by typing your question in the designated spot on the website and clicking “Send”.

How do I cast my vote?

Stockholders of Record: Stockholders of record may vote (i) by filling out and signing the proxy card that was included with this Proxy Statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the proxy card, or (iii) online at the internet voting website provided on the proxy card by 11:59 p.m. Pacific Time on May 3, 2022. Stockholders of record may also vote online during the Annual Meeting as described below.

Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit a proxy using any of the methods described above. If you later decide to attend the Annual Meeting via the online webcast and vote, that vote will automatically revoke any previously submitted proxy.

Beneficial Owner of Shares: If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the Annual Meeting will need to obtain a legal proxy from the organization that holds their shares giving them the right to vote their shares at the Annual Meeting and by presenting it with their online ballot before the closing of the polls.

We urge you to promptly give voting instructions to your custodian by using the instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name by electronic ballot at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting as described below.

How do I vote in the Annual Meeting webcast?

If you plan to attend the Annual Meeting via the online webcast and wish to vote, you will have access to an electronic ballot on the Annual Meeting virtual webcast site.

Stockholder of Record: If you were a stockholder of record as of the Record Date and have successfully pre-registered to attend the Annual Meeting, then you may vote at the Annual Meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot and clicking “Sign and Submit” to send your completed ballot directly to the Inspector of Election before the polls are closed at the Annual Meeting.

Beneficial Owner of Shares: If you were a beneficial owner of shares held in street name as of the Record Date and intend to vote at the Annual Meeting, you must request a legal proxy from your broker, bank, or other nominee, and save it as a PDF, or image file format, in order to upload a copy with your electronic ballot during the Annual Meeting. If you do not request a legal proxy prior to the Annual Meeting, or your

2022 Proxy Statement   |  Air Lease Corporation  |  75

broker, bank or nominee fails to provide you with a legal proxy, then you will not be able to vote or change your previously submitted vote at the Annual Meeting. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to request a legal proxy as far in advance as possible. The voting instruction form you may have received in connection with the Annual Meeting is not a legal proxy. If you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the Annual Meeting.

If you were a beneficial owner of shares as of the Record Date, and have successfully pre-registered to attend the virtual Annual Meeting, then you may vote at the Annual Meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot, uploading your legal proxy or other evidence of authority to vote, and clicking “Sign and Submit” to have your completed ballot sent directly to the Inspector of Election before the polls are closed at the Annual Meeting.

Questions on how to vote: If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor D.F. King & Co, Inc., toll free at (800) 549-6864 for assistance.

How can I revoke or change my vote?

Your proxy is revocable. The procedure you must follow to revote your proxy depends on how you hold your shares.

Stockholders of Record: Stockholders of record can revoke and change a prior proxy vote by submitting a later-dated proxy online, by phone or by mail, or by voting during the Annual Meeting as described above. Stockholders of record may also send a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 3, 2022. Only your latest proxy card or voting instruction form received in accordance with the requirements above will be counted. Your attendance at the Annual Meeting will not by itself revoke your proxy.

Beneficial Owners: Beneficial owners will need to contact the organization that holds your shares to obtain instructions on how to change your vote. As noted above, if you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the Annual Meeting as described above.

Who are the proxies?

The named proxies for the Annual Meeting are Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy and they will follow all properly submitted voting instructions.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and do not direct on a properly submitted proxy how your shares are to be voted on any item of business, the proxies named above will vote your shares on those items of business as the Board of Directors recommends and will vote in their judgment on any other matters properly presented at the Annual Meeting. We do not know of any other business that may come before the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in their discretion on “routine matters” under applicable rules of the NYSE, but cannot vote your shares on “non-routine” matters. Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm) is considered a “routine” matter. All other proposals to be voted on at the Annual Meeting are considered “non-routine.” Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may

76  |  Air Lease Corporation  |  2022 Proxy Statement

exercise its discretion to vote on Proposal 2 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. See below under “What is a broker non-vote?” for additional information.

What is a broker non-vote?

A broker non-vote occurs when an organization that holds the shares of a beneficial owner does not receive voting instructions from the beneficial owner on how to vote the shares on a non-routine matter at the Annual Meeting and the organization does not have discretionary authority under applicable rules to vote on such proposals. At the Annual Meeting, Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm) is considered routine under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and your shares will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors.    Each director nominee will be elected to the Board of Directors at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election, meaning the votes cast “FOR” such nominee must exceed the votes cast “AGAINST” such nominee at the Annual Meeting pursuant to the Company’s bylaws. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

Proposal No. 2 — Ratification of Appointment of KPMG as our Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “AGAINST” the proposal.

Proposal No. 3 — Advisory Vote to Approve Named Executive Officer Compensation.    With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required for the advisory approval. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

Are there any dissenters’ rights available?

There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Who is paying the costs of soliciting proxies?

The Company is paying the costs of soliciting proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have retained the services of D.F. King & Co., Inc., a professional advisory firm, to assist us in proxy solicitation. We will pay D.F. King & Co., Inc. $12,500 plus reimbursement of reasonable out-of-pocket expenses.

Who will serve as the inspector of the election?

We have engaged First Coast Results, Inc. to count the votes and act as an independent inspector of the election. In the event that First Coast Results, Inc. is unable to act as independent inspector of the election, our Corporate Secretary will act in such role.

2022 Proxy Statement   |  Air Lease Corporation  |  77

Ownership of Air Lease Corporation Class A Common Stock

The following table sets forth information as of March 8, 2022, except as noted below, regarding the beneficial ownership of our Class A Common Stock by:

•	each person known by us to beneficially own more than five percent of our Class A Common Stock;

•	each of our named executive officers;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to RSUs held by that person which will vest within 60 days of March 8, 2022, are deemed to be outstanding. The shares subject to RSUs are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 114,249,099 shares of our Class A Common Stock outstanding as of March 8, 2022. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Fractional shares have been rounded to the nearest whole share.

	Class A Common Stock
Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
The Vanguard Group (1)	9,598,022	8.40%
Capital International Investors (2)	7,012,354	6.14%
The WindAcre Partnership LLC (3)	6,291,500	5.51%
Dimensional Fund Advisors LP (4)	5,858,105	5.13%
Named Executive Officers, Directors and Nominees
John L. Plueger (5)	721,265	*
Steven F. Udvar-Házy (6)	5,666,401	4.96%
Grant A. Levy (7)	155,719	*
Kishore Korde (8)	104,503	*
Gregory B. Willis	66,520	*
Matthew J. Hart (9)	48,368	*
Yvette Hollingsworth Clark (10)	6,700	*
Cheryl Gordon Krongard (11)	45,596	*
Marshall O. Larsen (12)	38,440	*
Susan McCaw (13)	17,914	*
Robert A. Milton (9)	38,381	*
Ian M. Saines (12)	40,702	*
All executive officers, directors and nominees, as a group (16 persons) (14)	7,502,850	6.57%

78  |  Air Lease Corporation  |  2022 Proxy Statement

(1)

Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2022. The Vanguard Group, as the parent holding company, is the beneficial owner of 9,598,022, shares of Class A Common Stock with shared voting power over 70,896 shares, sole dispositive power over 9,439,433 shares and shared dispositive power over 158,589 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing Schedule 13G/A reported information as of December 31, 2021.

(2)

Based solely on a Schedule 13G/A filed with the SEC by Capital International Investors, a division of Capital Research and Management Company, on March 10, 2022. Capital International Investors is the beneficial owner of 7,012,354 shares of Class A Common Stock with sole voting power and sole investment power over 7,012,354 shares. The address of Capital International Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. The foregoing Schedule 13G/A reported information as of February 28, 2022.

(3)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022 jointly by The WindAcre Partnership LLC (“WindAcre”), whose address is 2200 Post Oak Blvd., Suite 1580, Houston, Texas 77056; The WindAcre Partnership Master Fund L.P. (“Master Fund”) whose address is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands and Snehal Rajnikant Amin. WindAcre serves as the investment manager of the Master Fund and Mr. Amin is the managing member and principal beneficial owner of WindAcre. The Master Fund directly owns 6,291,500 shares of Class A Common Stock with shared voting and investment power over these shares. The foregoing Schedule 13G/A reported information as of December 31, 2021.

(4)

Based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors L.P. on February 8, 2022. Dimensional Fund Advisors L.P. is the beneficial owner of 5,858,105 shares of Class A Common Stock with sole voting power over 5,697,680 shares and sole dispositive power over 5,858,105 shares, The address of Dimensional Fund Advisors L.P. is 6300 Bee Cave Road, Building One, Austin, TX 78746. The foregoing Schedule 13G/A reported information as of December 31, 2021.

(5)

Consists of 767,206 shares of Class A Common Stock held by Mr. Plueger over which Mr. Plueger shares voting and investment power and 1,000 shares of Class A Common Stock held in the aggregate by Mr. Plueger’s children. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(6)

Consists of 1,171,298 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 329,350 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 102,000 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 36,000 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,705,000 and 1,201,558 shares of Class A Common Stock held directly by two trusts, respectively, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 9,400 shares of Class A Common Stock held by Mr. Udvar-Házy as custodian for his grandchildren and 111,795 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy’s wife and children. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of the three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with

2022 Proxy Statement   |  Air Lease Corporation  |  79

respect to the shares of Class A Common Stock held by Emerald Financial LLC. Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife and daughter each disclaim beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(7)

Consists of 146,419 shares of Class A Common Stock held by Mr. Levy over which Mr. Levy shares voting and investment power and 9,300 shares of Class A Common Stock held in the aggregate by Mr. Levy’s children. Mr. Levy disclaims beneficial ownership of the shares held by his children, except to the extent of his pecuniary interest therein.

(8)	Consists of 104,503 shares of Class A Common Stock held by Mr. Korde over which Mr. Korde shares voting and investment power.

(9)	Includes 2,676 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 8, 2022.

(10)	Excludes 3,936 shares of Class A Common Stock underlying RSUs held by the director that vest more than 60 days of March 8, 2022.

(11)

Includes (i) 15,273 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 8, 2022 if the director’s service terminates during that time, and (ii) 2,676 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 8, 2022.

(12)

Includes (i) 22,827 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 8, 2022 if the director’s service terminates during that time, and (ii) 2,676 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 8, 2022.

(13)

Includes (i) 5,630 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 8, 2022 if the director’s service terminates during that time, (ii) 272 shares acquired through the reinvestment of dividends on outstanding shares of Class A Common Stock, and (iii) 2,676 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 8, 2022.

(14)

Includes 82,613 shares of Class A Common Stock underlying RSUs held in the aggregate by non-employee directors which are deemed to be beneficially owned as of March 8, 2022. All directors, director nominees and current executive officers have sole voting and investment power over 6,093,771 of these shares and shared voting and investment power over 1,409,079 of these shares.

*	Represents beneficial ownership of less than 1%.

80  |  Air Lease Corporation  |  2022 Proxy Statement

Stockholder Proposals and Director Nominations for our 2023 Annual Meeting of Stockholders

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in our proxy statement for the 2023 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Secretary at our principal executive offices by November 24, 2022, which is 120 days prior to the one-year anniversary of the date this proxy statement was first mailed or made available to stockholders. However, if the date of the 2023 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before we begin to print and send our proxy materials for the 2023 annual meeting of stockholders.

Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2023 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our bylaws. Under our bylaws, written notice of nominations for directors and any other business proposed by a stockholder must be received by the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting (so long as the 2023 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 4, 2023 and February 3, 2023.

In addition to satisfying the foregoing requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than Company-sponsored nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2023, which is 60 days prior to the first anniversary of this year’s Annual Meeting. If we change the date of the 2023 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2023 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made.

The Chairman of the Annual Meeting reserves the right to reject, exclude, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the above requirements, including conditions established by the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering in a single envelope all of the Notices or a single copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Brokers with accountholders who are the Company’s stockholders may be “householding” our proxy materials. As a result, all of the Notices or a single copy of the proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received

2022 Proxy Statement   |  Air Lease Corporation  |  81

from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or copy of the proxy statement and annual report, please notify your broker or notify us by writing to our principal executive offices at 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067, Attn: Corporate Secretary or by telephone at 1-310-553-0555. Stockholders who currently receive multiple copies of the Notices or copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

82  |  Air Lease Corporation  |  2022 Proxy Statement

AIR LEASE CORPORATION 2000 AVENUE OF THE STARS SUITE 1000N LOS ANGELES, CA 90067

VOTE BY INTERNET

Before the Meeting - Go to www.fcrvote.com/airlease

Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 3, 2022.

During the Meeting - Go to www.cesonlineservices.com/al22_vm

Pre-register by 7:30 a.m. (PDT) on May 3, 2022 and follow the instructions in your registration email.

VOTE BY PHONE - 1-866-402-3905

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-402-3905, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 3, 2022.

VOTE BY MAIL

Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card.

THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY AIR LEASE CORPORATION

ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.AIRLEASECORP.COM

Control Number

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — —  — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 AIR LEASE CORPORATION

The Board of Directors recommends you vote “For” all Nominees, and “For” Proposals 2 and 3.

1. Elect nine Directors, each to serve for a one-year term.

Nominees:	For	Against	Abstain

1a. Matthew J. Hart	☐	☐	☐

1b. Yvette Hollingsworth Clark	☐	☐	☐

1c. Cheryl Gordon Krongard	☐	☐	☐

1d. Marshall O. Larsen	☐	☐	☐

1e. Susan McCaw	☐	☐	☐

1f. Robert A. Milton	☐	☐	☐

1g. John L. Plueger	☐	☐	☐

1h. Ian M. Saines	☐	☐	☐

1i. Steven F. Udvar-Házy	☐	☐	☐

	For	Against	Abstain

2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022.	☐	☐	☐

3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 4, 2022:

The Notice and Proxy Statement and Annual Report are available online at http://www.airleasecorp.com

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —   — — — — — — — — — — — — — — — — — — — —  — — — — —

AIR LEASE CORPORATION

PROXY FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 4, 2022

7:30 a.m., Pacific Daylight Time

To Be Held Virtually at www.cesonlineservices.com/al22_vm

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Receipt of the proxy materials for the 2022 Annual Meeting of Stockholders of Air Lease Corporation (the “Company”) is hereby acknowledged. The undersigned hereby appoints Carol H. Forsyte, John L. Plueger and Steven F. Udvar-Házy, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company held of record by the undersigned at the close of business on March 8, 2022 at the 2022 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 3, 2022.

Continued and to be signed on reverse side